                                                                     EXHIBIT 2.2

                                 AGREEMENT AND

                                 PLAN OF MERGER


                                  BY AND AMONG


                             SONICBLUE INCORPORATED,

                                 REPLAYTV, INC.

                                       AND

                            REWIND ACQUISITION CORP.




                           Dated as of March 23, 2001

                                TABLE OF CONTENTS


                                                                                               Page
                                                                                               ----
Article 1 THE MERGER .....................................................................       2
    1.1    The Merger ....................................................................       2
    1.2    Effective Time ................................................................       2
    1.3    Effect of the Merger on Constituent Corporations ..............................       3
    1.4    Certificate of Incorporation and Bylaws of Surviving Corporation ..............       3
    1.5    Directors and Officers of Surviving Corporation ...............................       3
    1.6    Maximum Number of Shares of Parent Common Stock to be Issued; Effect on
           Outstanding Securities of the Company .........................................       3
    1.7    Reservation of Shares .........................................................       7
    1.8    Adjustments to Exchange Ratios ................................................       7
    1.9    Fractional Shares .............................................................       7
    1.10   Dissenting Shares .............................................................       7
    1.11   Exchange Procedures ...........................................................       8
    1.12   No Further Ownership Rights in Company Capital Stock ..........................      10
    1.13   Withholding Rights ............................................................      10
    1.14   Lost, Stolen or Destroyed Certificates ........................................      10
    1.15   Tax Consequences ..............................................................      10
    1.16   Exemption From Registration; California Permit ................................      10
    1.17   Taking of Necessary Action; Further Action ....................................      11

Article 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................................      11
    2.1    Organization and Qualification ................................................      11
    2.2    Authority Relative to this Agreement ..........................................      12
    2.3    Capital Stock .................................................................      12
    2.4    No Subsidiaries ...............................................................      14
    2.5    Directors and Officers ........................................................      14
    2.6    No Conflicts ..................................................................      15
    2.7    Books and Records; Organizational Documents ...................................      15
    2.8    Company Financial Statements ..................................................      16
    2.9    Absence of Changes ............................................................      16
    2.10   No Undisclosed Liabilities ....................................................      20
    2.11   Taxes .........................................................................      20
    2.12   Legal Proceedings .............................................................      23
    2.13   Compliance with Laws and Orders ...............................................      24
    2.14   Employee Benefit Plans and Employee Matters ...................................      24
    2.15   Real Property .................................................................      28
    2.16   Tangible Personal Property ....................................................      29
    2.17   Intellectual Property .........................................................      29
    2.18   Contracts .....................................................................      34
    2.19   Insurance .....................................................................      37
    2.20   Affiliate Transactions ........................................................      38
    2.21   Employees; Labor Relations ....................................................      38


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
    2.22   Environmental Matters .........................................................      40
    2.23   {intentionally omitted} .......................................................      41
    2.24   Accounts Receivable ...........................................................      41
    2.25   {intentionally omitted} .......................................................      41
    2.26   Other Negotiations; Brokers; Third Party Expenses .............................      41
    2.27   Banks and Brokerage Accounts ..................................................      42
    2.28   Warranty Obligations ..........................................................      42
    2.29   Foreign Corrupt Practices Act .................................................      43
    2.30   Financial Projections/Operating Plan ..........................................      43
    2.31   Approvals .....................................................................      43
    2.32   Takeover Statutes .............................................................      44
    2.33   Permit Application; Information Statement .....................................      44
    2.34   No Solicitation ...............................................................      45
    2.35   Disclosure ....................................................................      45

Article 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ........................      46
    3.1    Organization and Qualification ................................................      46
    3.2    Capitalization ................................................................      46
    3.3    Authority Relative to this Agreement ..........................................      47
    3.4    SEC Filings ...................................................................      47
    3.5    Financial Statements ..........................................................      48
    3.6    No Conflicts ..................................................................      48
    3.7    Information to be Supplied by Parent ..........................................      49
    3.8    Investment Advisors ...........................................................      49
    3.9    Absence of Certain Changes ....................................................      49
    3.10   Litigation ....................................................................      49
    3.11   Governmental Authorization ....................................................      50

Article 4 CONDUCT PRIOR TO THE EFFECTIVE TIME ............................................      50
    4.1    Conduct of Business of the Company ............................................      50
    4.2    No Solicitation ...............................................................      53

Article 5 ADDITIONAL AGREEMENTS ..........................................................      54
    5.1    Information Statement; Permit Application .....................................      54
    5.2    Stockholder Approval ..........................................................      56
    5.3    Access to Information .........................................................      56
    5.4    Confidentiality ...............................................................      57
    5.5    Expenses ......................................................................      57
    5.6    Public Disclosure .............................................................      57
    5.7    Approvals .....................................................................      57
    5.8    FIRPTA Compliance .............................................................      58
    5.9    Notification of Certain Matters ...............................................      58
    5.10   Additional Documents and Further Assurances; Cooperation ......................      58
    5.11   Indemnification ...............................................................      58
    5.12   Form S-8 ......................................................................      59
    5.13   NNM Listing of Additional Shares Application ..................................      59


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
    5.14   Company's Auditors ............................................................      60
    5.15   Benefit Arrangements ..........................................................      60
    5.16   Takeover Statutes .............................................................      60
    5.17   Treatment as Reorganization ...................................................      60
    5.18   Company Repurchases ...........................................................      61
    5.19   Intellectual Property .........................................................      61

Article 6 CONDITIONS TO THE MERGER .......................................................      61
    6.1    Conditions to Obligations of Each Party to Effect the Merger ..................      61
    6.2    Additional Conditions to Obligations of the Company ...........................      62
    6.3    Additional Conditions to the Obligations of Parent and Merger Sub. ............      63

Article 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; ESCROW
             PROVISIONS ..................................................................      66
    7.1    Survival of Representations, Warranties, Covenants and Agreements .............      66
    7.2    Escrow Provisions .............................................................      66

Article 8 TERMINATION, AMENDMENT AND WAIVER ..............................................      75
    8.1    Termination ...................................................................      75
    8.2    Effect of Termination .........................................................      76
    8.3    Amendment .....................................................................      77
    8.4    Extension; Waiver .............................................................      77

Article 9 MISCELLANEOUS PROVISIONS .......................................................      78
    9.1    Notices .......................................................................      78
    9.2    Entire Agreement ..............................................................      79
    9.3    Further Assurances; Post-Closing Cooperation ..................................      79
    9.4    Waiver ........................................................................      79
    9.5    Remedies ......................................................................      80
    9.6    Third Party Beneficiaries .....................................................      80
    9.7    No Assignment; Binding Effect .................................................      80
    9.8    Invalid Provisions ............................................................      80
    9.9    Governing Law .................................................................      80
    9.10   Waiver of Trial by Jury .......................................................      81
    9.11   Construction ..................................................................      81
    9.12   Counterparts ..................................................................      81
    9.13   Specific Performance ..........................................................      81

Article 10 DEFINITIONS ...................................................................      82
    10.1   Definitions ...................................................................      82
    10.2   Construction ..................................................................      96

                                    EXHIBITS

Exhibit A        Form of Support Agreement
Exhibit B        Form of Non-Competition Agreement
Exhibit C        Form of Lock-Up Agreement
Exhibit D        Form of Second Credit Agreement
Exhibit E        Form of Certificate of Merger
Exhibit F        Form of Stockholder Certificate
Exhibit G-1      Form of Parent and Merger Sub Officers' Certificate
Exhibit G-2      Form of Parent and Merger Sub Secretary's Certificate
Exhibit H        Form of Parent Counsel Legal Opinion
Exhibit I-1      Form of Company Officers' Certificate
Exhibit I-2      Form of Company Secretary's Certificate
Exhibit J        {intentionally omitted}
Exhibit K        Form of Company Counsel Legal Opinion
Exhibit L        {intentionally omitted}
Exhibit M        Form of Stock Option Agreement
Exhibit N        Restated Certificate of Incorporation of the Company

                                  AGREEMENT AND

                                 PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 23, 2001, by and among SONICBLUE INCORPORATED, a Delaware corporation ("Parent"), REWIND ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and REPLAYTV, INC., a Delaware corporation (the "Company"), and, with respect to Article 7 and Article 9 only, William Randolph Hearst III as Stockholder Agent, and CHASE MANHATTAN BANK & TRUST COMPANY, NATIONAL ASSOCIATION, as Escrow Agent. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

        RECITALS:

        A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger").

        B. As a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the Company concurrently herewith have entered into the Stock Option Agreement in substantially the form attached hereto as Exhibit M (the "Stock Option Agreement").

        C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the outstanding shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive shares of Common Stock, par value $0.0001 per share, of Parent ("Parent Common Stock") and (ii) all Company Options and Company Warrants then outstanding (whether vested or unvested) shall become exercisable for Parent Common Stock, on the terms and subject to the conditions set forth herein.

        D. As a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith executed Support Agreements with Parent and Merger Sub in substantially the form attached hereto as Exhibit A ("Support Agreements") pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger.

        E. As a condition and a further inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have consented to the amendment and restatement of the Certificate of Incorporation of the Company attached hereto as Exhibit N (the "Company Restated Certificate of Incorporation") to (a) amend and restate the rights, preferences and privileges of Company Preferred Stock and (b) approve an increase in the number of authorized shares of Company Common Stock required for the Stock Option

Agreement. The parties intend that the Company Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware no later than March 27, 2001.

        F. As a condition and a further inducement to Parent and Merger Sub to enter into this Agreement, certain employees of the Company have concurrently herewith entered into Non-Competition Agreements substantially in the form attached hereto as Exhibit B (the "Non-Competition Agreements"), each of which shall become effective at the Effective Time.

        G. As a condition to the receipt of shares of Parent Common Stock in exchange for shares of Company Capital Stock, the shares of Parent Common Stock issued pursuant hereto shall be subject to a Lock-Up Agreement substantially in the form attached hereto as Exhibit C.

        H. Concurrently with the execution of this Agreement, and as a condition to Parent's and the Company's willingness to enter into this Agreement, Parent and the Company shall have entered into the Second Credit Agreement substantially in the form attached hereto as Exhibit D, pursuant to which Parent shall make loans to the Company on the terms set forth therein.

        I. Parent, Merger Sub and the Company intend that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Code, and in furtherance thereof intend that this Agreement shall be a "plan of reorganization" within the meaning of sections 354(a) and 361(a) of the Code.

        J. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        K. A portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article 7 herein.

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

                                    Article 1

                                   THE MERGER

        1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company is sometimes referred to herein as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "Closing") is expected to take place on or about April 30, 2001 and will take place no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Pillsbury Winthrop LLP, 2550 Hanover Street, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument), in substantially the form attached hereto as Exhibit E (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the "Effective Time").

        1.3 Effect of the Merger on Constituent Corporations. At the
Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

        (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and bylaws of the Surviving Corporation.

        (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by such bylaws, the certificate of incorporation and applicable law.

        1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

        1.6 Maximum Number of Shares of Parent Common Stock to be Issued; Effect on Outstanding Securities of the Company. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company Options and Company Warrants (if any) to be assumed by Parent as provided herein) in exchange for the acquisition by Parent of all shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and all vested and unvested Company Options and Company Warrants (if any) which are then outstanding (other than Company Warrants which by their terms expire without payment, conversion, adjustment or other consideration at the Effective Time) shall not exceed the Aggregate Share Number. No adjustment shall be made in the Aggregate Share Number as a result of any consideration (in any form whatsoever) received by the Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options or Company Warrants. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Capital Stock or Company Options or Company Warrants, the following shall occur:

        (a) Conversion of Company Capital Stock. Each share of Company
Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 1.6(c) and any Dissenting Shares (as provided in Section 1.10)) shall be cancelled, extinguished and converted automatically into the right to receive, following the expiration or early termination of any waiting period under the HSR Act which is applicable to the holder of such share at the Effective Time, that number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio, the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio, the Series E Exchange Ratio, the Series F Exchange Ratio, the Series G Exchange Ratio or the Series H Exchange Ratio, as the case may be (subject to Section 1.9) and for each share of Parent Company Stock to be received, the Per Share Cash Consideration, if any, provided for under the terms of this Agreement.

        (b) Stock Restrictions. The shares of Parent Common Stock issued (i) in exchange for shares of Company Capital Stock and (ii) upon exercise of Company Options or Company Warrants will be subject to certain restrictions on sale and transfer, all as more fully described in the Lock-Up Agreement, the form of which is attached hereto as Exhibit C.

        (c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Common Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof.

        (d) Company Options and Company Stock Plans; Company Warrants. All unexpired and unexercised Company Options and Company Warrants then outstanding, whether vested or unvested, together with the Company Stock Plans, shall be assumed by Parent in accordance with the provisions set forth below.

                (i) Each unexpired and unexercised Company Option then outstanding, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent, together with the Company Stock Plans. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that (A) such Company Option shall be exercisable for that number of whole shares of Parent

        Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (assuming such Company Option was exercisable in full) multiplied by the Common Stock Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock) and, for each share of Parent Common Stock into which such Company Option is exercisable, the Per Share Cash Consideration, if any, shall be payable upon exercise and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio (rounded up to the nearest whole cent) It is the intention of the parties that the Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in section 422 of the Code to the same extent the Company Options qualified as incentive stock options immediately prior to the Effective Time. The provisions of this Section 1.6(d)(i) shall be applied consistent with the intent described in the preceding sentence. Within thirty (30) Business Days after the Effective Time, Parent will issue to each person who immediately prior to the Effective Time was a holder of a Company Option, a document evidencing the foregoing assumption by Parent, in form and substance acceptable to the Company.

                (ii) Each unexpired and unexercised Company Warrant then outstanding, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that (A) such Company Warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time (assuming such Company Warrant was exercisable in full) multiplied by the Exchange Ratio applicable to that class or series of Company Capital Stock (rounded down to the nearest whole number of shares of Parent Common Stock) and, for each share of Parent Common Stock into which such Company Warrant is exercisable, the Per Share Cash Consideration, if any, shall be payable upon exercise and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio applicable to that class or series of Company Capital Stock (rounded up to the nearest whole cent) Within thirty (30) Business Days after the Effective Time, Parent will issue to each person who immediately prior to the Effective Time was a holder of a Company Warrant, a document evidencing the foregoing assumption by Parent, in form and substance acceptable to the Company.

                (iii) Parent shall assume the Company's obligations, and shall be assigned the Company's repurchase rights and repurchase options, under any Restricted Stock Purchase Agreements entered into pursuant to the 1997 Stock Plan and the 1999 Stock Plan (the "Company Stock Plans") and the other restricted stock purchase agreements listed on Section 1.6(d)(iii) of the Company Disclosure Schedule, true and correct copies of which have been made available by the Company to Parent. Except as provided in
        Section 1.6(d)(iv), any and all restrictions on the Company Restricted Stock issued pursuant to the Company Stock Plans or such other agreements which do not lapse in accordance with their terms shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements, and any repurchase rights or repurchase options which the Company has with respect to the Company Restricted Stock shall also continue in full force and effect; provided, however, that the per share repurchase price for the shares of Parent Common Stock subject to any such repurchase right or repurchase option shall be equal to the quotient determined by dividing the per share repurchase price of such Company Restricted Stock immediately prior to the Effective Time by the Exchange Ratio applicable to that class or series of Company Capital Stock (rounded up to the nearest whole cent and reduced by the amount of Per Share Cash Consideration, if any, paid by Parent with respect to such share).

                (iv) The Company agrees to take all actions necessary or advisable to cause all Company Options, Company Warrants and Company Restricted Stock to remain unchanged except for the conversion into options, warrants or rights to purchase shares of Parent Common Stock as provided for in this Section 1.6(d).

        (e) Increase in Consideration. If the Closing Price is below $5.1613, the Company shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 8.1, if, but only if, Parent does not increase the value of the aggregate consideration to be offered to the Company's securityholders (including the Aggregate Share Number) to at least eighty million dollars ($80,000,000) (based on the Closing Price) In connection with the potential increase in the aggregate consideration set forth in the preceding sentence, Parent may issue (i) additional shares of Parent Common Stock in excess of 15,500,000 shares (as adjusted pursuant to Section 1.8 hereof), (ii) cash in lieu of additional shares of Parent Common Stock in excess of 15,500,000 shares (as adjusted pursuant to Section 1.8 hereof) or (iii) both shares of Parent Common Stock and cash, such that the value of the aggregate number of shares of Parent Common Stock (based on the Closing Price) combined with such cash payments equals at least eighty million dollars ($80,000,000) In no event shall Parent be required to issue more shares of Parent Common Stock than 15,500,000 shares (as adjusted pursuant to Section 1.8 hereof) The aggregate amount of the cash payments made by Parent pursuant to this Section 1.6(e), if any, is referred to herein as the "Aggregate Cash Amount." The aggregate amount of the additional shares of Parent Common Stock offered by Parent pursuant to this Section 1.6(e), if any, is referred to herein as the "Additional Share Number."

        (f) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one (1) validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        1.7 Reservation of Shares. Parent will reserve sufficient shares of Parent Common Stock for issuance pursuant to Section 1.6.

        1.8 Adjustments to Exchange Ratios. The Exchange Ratios shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock the effective date of which occurs after the date hereof and prior to the Effective Time.

        1.9 Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

        1.10 Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law or the California Code, as applicable, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law or the California Code, as applicable.

        (b) Notwithstanding the provisions of Section 1.10(a) above, if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law or the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and for each share of Parent Common Stock to be received, the Per Share Cash Consideration, if any, as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.11.

        (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to Delaware Law or the California Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law or the California Code. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

        1.11 Exchange Procedures.

        (a) Parent Common Stock. On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with Section 1.6(a), the aggregate number of shares of Parent Common Stock issuable as of the Effective Time in exchange for outstanding shares of Company Capital Stock as of the Effective Time (excluding any shares of Parent Common Stock which may be issued upon exercise of Company Options or Company Warrants) (the "Parent Closing Date Shares"), the aggregate amount of cash equal to the product of the Parent Closing Date Shares multiplied by the Per Share Cash Consideration, if any, and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9; provided, however, that, on behalf of the holders of Company Capital Stock as of the Effective Time, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Company Capital Stock.

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates") and which shares were converted into the right to receive shares of Parent Common Stock (and cash, as the case may be) pursuant to Section 1.6,
(i) a letter of transmittal in customary form (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and, for each share of Parent Common Stock to be received, the Per Share Cash Consideration, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions contained therein, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article
7) and, for each share of Parent Common Stock to be received by such holder, the Per Share Cash Consideration, if any, to which such holder is entitled pursuant to Section 1.6 and cash in lieu of fractional shares to which such holder is entitled pursuant to Section 1.9, and the Certificate so surrendered shall be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article 7, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates (in such denominations as may be requested by the Escrow Agent) representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate or certificates shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article 7. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted (subject only to, if applicable, the expiration or early termination of any waiting period under the HSR Act which is applicable to the holder of such shares) and cash in lieu of fractional shares and, for each share of Parent Common Stock to be received, the Per Share Cash Consideration, if any.

        (c) Distributions With Respect to Unexchanged Shares of Company
Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.11(c)) with respect to such whole shares of Parent Common Stock.

        (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable and (ii) if requested by Parent, the Person surrendering such Certificate shall provide Parent with an opinion of counsel, acceptable to Parent, that such transfer does not violate state or federal securities laws.

        (e) No Liability. Notwithstanding anything to the contrary in this
Section 1.11, neither the Exchange Agent, the Surviving Corporation, Parent, Merger Sub nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.12 No Further Ownership Rights in Company Capital Stock. All cash consideration, if any, and all shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued, and any cash consideration shall be deemed to have been paid, in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

        1.13 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        1.14 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock, cash in lieu of fractional shares and any cash consideration, if applicable, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.15 Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Code. The parties hereto hereby adopt this Agreement as the "plan of reorganization" within the meaning of sections 354(a) and 361(a) of the Code and as described in sections 1.368-2(a) and 1.368.3(a) of the Income Tax Regulations.

        1.16 Exemption From Registration; California Permit Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to
Section 1.6 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the "Securities Act"), by reason of section 3(a)(10) thereof or, pursuant to Section 5.1(c) hereof, by reason of section 4(2) of the Securities Act. Subject to the provisions of
Section 5.1(c) hereof, Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be qualified under the California Code, pursuant to section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by section 25142 of such law (the "Fairness Hearing"), and such Fairness Hearing shall also address the assumption by Parent of all Company Options and Company Warrants pursuant to Section 1.6. Each of Parent and the Company shall use commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to section 25121 of the California Code to issue such securities and to assume such Company Options, Company Warrants and Company Stock Purchase Rights required by this Agreement to be assumed by Parent (the "California Permit") and (ii) to obtain the California Permit as promptly as practicable thereafter.

        1.17 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign patent filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action so long as such action is not inconsistent with this Agreement.

                                   Article 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 2 in the disclosure schedule and schedule of exceptions (the "Company Disclosure Schedule") delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections contained in this Agreement that it relates to. Applicable information so disclosed with specificity on the Company Disclosure Schedule under one section or subsection shall be deemed to be disclosed and incorporated into another section or subsection under the Company Disclosure Schedule if the applicability of such information is readily apparent to such other section or subsection.

        2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Business or Condition of the Company. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

        2.2 Authority Relative to this Agreement. Subject only to the requisite approval of the Merger and this Agreement and the transactions contemplated hereby by the stockholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the "Ancillary Agreements") to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company's board of directors has approved this Agreement and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consumma-tion by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, and no other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party, thereof) by Parent and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        2.3 Capital Stock.

        (a) As of the date of execution of this Agreement, the authorized capital stock of the Company consists only of 75,000,000 shares of Common Stock, $0.001 par value per share (the "Company Common Stock"), of which 10,225,450 shares of Common Stock are issued and outstanding as of the date hereof, and 35,677,301 shares of Preferred Stock, $0.001 par value per share (the "Company Preferred Stock"). The designation and status of the Company Preferred Stock is as follows: (i) 2,494,070 shares are designated as Series A Preferred Stock (the "Company Series A Preferred Stock"), all of which are issued and outstanding as of the date hereof, (ii) 2,580,644 shares are designated as Series B Preferred Stock (the "Company Series B Preferred Stock"), 2,258,058 of which are issued and outstanding as of the date hereof, (iii) 3,162,592 shares are designated as Series C Preferred Stock (the "Company Series C Preferred Stock"), 3,162,584 of which are issued and outstanding as of the date hereof, (iv) 10,200,000 shares are designated as Series D Preferred Stock (the "Company Series D Preferred Stock"), 10,193,544 of which are issued and outstanding as of the date hereof,
(v) 7,639,995 shares are designated as Series E Preferred Stock (the "Company Series E Preferred Stock"), 7,633,329 of which are issued and outstanding as of the date hereof, (vi) 5,627,267 shares are designated as Series F Preferred Stock (the "Company Series F Preferred Stock"), all of which are issued and outstanding as of the date hereof, (vii) 3,372,733 shares are designated as Series G Preferred Stock (the "Company Series G Preferred Stock"), 2,090,907 of which are issued and outstanding as of the date hereof, and (viii) 600,000 shares are designated as Series H Preferred Stock (the "Company Series H Preferred Stock"), 571,009 of which are issued and outstanding as of the date hereof. Upon the filing of the Company Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the authorized Company Common Stock will consist of 125,000,000 shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities Laws. Except as described above or as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are authorized or reserved for issuance.

        (b) Section 2.3(b) of the Company Disclosure Schedule lists the name, address and state of residence of each holder of Company Capital Stock (as provided by such holder to the Company), and the number of shares of Company Capital Stock held by such holder. Except as disclosed in Section 2.3(b) of the Disclosure Schedule, there are no other shares of Company Capital Stock outstanding.

        (c) With respect to any Company Common Stock or Company Preferred Stock that has been issued and is currently outstanding subject to a repurchase option on the part of the Company, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a specific description of the circumstances under which such vesting schedule for each such security can or will be accelerated).

        (d) With respect to each Company Option, Company Warrant or other agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Options or any other equity securities with respect to the Company, Section 2.3(d) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the term of the Company Option, Company Warrant or arrangement and vesting schedule thereof (including a specific description of the circumstances under which such vesting schedule for each such security can or will be accelerated) Except as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants, Company Stock Purchase Rights, Restricted Stock Purchase Agreements or shares of Company Restricted Stock or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Options with respect to the Company. All of the Company Options and Company Warrants were issued in compliance with all applicable federal and state securities Laws.

        (e) Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

        (f) The terms of the Company Stock Plans and the applicable stock option agreements related to the outstanding Company Options permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, Company Stockholder Action or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those Company Options. True and complete copies of (i) the forms of and (ii) the "cover pages" (including the signature page of the optionee) of all agreements and instruments relating to or issued under the Company Stock Plan have been provided to (or made available to) Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. Except for the Support Agreements and as set forth in Section 2.3(f) of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including any voting trust agreement or proxy.

        (g) Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding. For purposes of this Section 2.3(g), the term debt securities shall only include promissory notes or like instruments.

        2.4 No Subsidiaries. The Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person other than its participation in a joint venture through Charter Communication JV, LLC, a Delaware limited liability company.

        2.5 Directors and Officers. The names of each director and officer of the Company on the date hereof, and his or her position with the Company, are listed in Section 2.5 of the Company Disclosure Schedule.

        2.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

        (a) except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;

        (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(c) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

        (c) except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for (A) the filing of the Certificate of Merger, together with the required officers' certificates; (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (C) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Material Contract or License to which the Company is a party or by which any of the Company's Assets and Properties is bound.

        2.7 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been provided or made available to

Parent or its counsel prior to the execution of this Agreement, are complete and correct in all respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of the Company's incorporation through the date hereof. The Company has prior to the execution of this Agreement delivered to Parent true and complete copies of its certificate of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

        2.8 Company Financial Statements.

        (a) Section 2.8(a) of the Company Disclosure Schedule sets forth the Company Financials. The Company Financials delivered to Parent are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Parent prior to the date hereof, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, which adjustments will not be material in amount or significance) The Company Financials present fairly and accurately (except as may be indicated in the notes thereto) the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance and except that the Interim Financial Statements may not contain footnotes.

        (b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, since December 31, 1999 there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

        2.9 Absence of Changes. Since January 31, 2001, except as set forth in
Section 2.9 of the Company Disclosure Schedule, there has not been any Material Adverse Effect upon the Business or Condition of the Company or any occurrence or event which, individually or in the aggregate, could be reasonably expected to have any Material Adverse Effect upon the Business or Condition of the Company, except for (x) any intellectual property lawsuit filed by parties disclosed to Parent on Schedule 6.3(j) prior to the date hereof, (y) any decrease in the Company's cash balances or (z) the delay or cancellation of orders for the Company's products from customers or distributors (or other resellers) directly attributable to the announcement of the Merger. Since the beginning of its 2001 fiscal year, the Company has operated its business substantially in accordance with its Operating Plan (a copy of which has been provided to Parent) In addition, without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement (including, but not limited to, activities not prohibited by Section 4.1 or as otherwise consented to by Parent in writing) and except as disclosed in Section
2.9 of the Company Disclosure Schedule, since January 31, 2001:

        (a) the Company has not entered into any Contract, commitment or transaction or incurred any Liabilities outside of the Company's Ordinary Course of Business;

        (b) the Company has not entered into any Contract in connection with any transaction involving a Business Combination;

        (c) there has not been any material amendment or other material modification (or agreement to do so) or material violation of the terms of any Material Contracts, except as described in Section 2.9(c) of the Company Disclosure Schedule or any material amendments or modifications to such Material Contracts that result in additional costs to the Company in excess of the costs agreed to in such Material Contract;

        (d) the Company has not entered into any transaction with any officer, director, stockholder, Affiliate or Associate of the Company, other than (i) pursuant to any Contract in effect on January 31, 2001 and disclosed to Parent pursuant to (and identified in) Section 2.9(d), Section 2.18(a) or Section 2.20 of the Company Disclosure Schedule or (ii) pursuant to any contract of employment and listed pursuant to Section 2.18(a) of the Company Disclosure Schedule;

        (e) no Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company except as set forth in Section 2.9(e) of the Company Disclosure Schedule;

        (f) the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents, except repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company except as set forth in Section 2.9(f) of the Company Disclosure Schedule;

        (g) except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of then-outstanding Company Options, Company Warrants or Company Preferred Stock listed in Section 2.3(b) of the Company Disclosure Schedule or (ii) the issuance of options available for grant under the Company's existing Company Stock Plans in the Company's Ordinary Course of Business to employees hired after December 31, 2000 on terms and in amounts consistent with past practice, the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock or Equity Equivalents , except as set forth in Section 2.9(g) of the Company Disclosure Schedule;

        (h) there has not been any amendment to the Company's certificate of incorporation or bylaws other than the filing of the Company Restated Certificate of Incorporation attached hereto as Exhibit N;

        (i) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than in the Company's Ordinary Course of Business;

        (j) the Company has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien in an amount exceeding one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate, on any Assets and Properties of the Company, other than dispositions of inventory, subleases of real property, or nonexclusive licenses of Company Intellectual Property, in the Company's Ordinary Course of Business;

        (k) the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the Company's Ordinary Course of Business and (ii) other acquisitions in an amount not exceeding one hundred thousand dollars ($100,000) in the case of any individual item or two hundred fifty thousand dollars ($250,000) in the aggregate;

        (l) the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding two hundred fifty thousand dollars ($250,000);

        (m) the Company has not made or agreed to make any write-off or write-down or made any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company (other than, in any case, a set-off against any of the Assets or Properties of the Company), or change any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding two hundred fifty thousand dollars ($250,000);

        (n) the Company has not made or agreed to make any payment, discharge or satisfaction, in an amount in excess of fifty thousand dollars ($50,000), in any one case, or one hundred thousand dollars ($100,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Company's Ordinary Course of Business of Liabilities reflected or reserved against in the Company Financials in an amount no more than one hundred twenty-five percent (125%) of the amount reserved for such Liabilities in the Company Financials.

        (o) the Company has not incurred any Indebtedness or guaranteed any Indebtedness in an aggregate amount exceeding fifty thousand dollars ($50,000) or issued or sold any debt securities of the Company or guaranteed any debt securities of others other than (i) in the Company's Ordinary Course of Business, (ii) as contemplated by the Second Credit Agreement, or (iii) in connection with outstanding indebtedness with existing trade creditors that is converted to promissory notes, except as set forth in Section 2.9(o) of the Company Disclosure Schedule;


        (p) except pursuant to a Contract disclosed to Parent pursuant to
Section 2.9(d) or Section 2.18(a) of the Company Disclosure Schedule, as set forth in the Company Financials or as set forth in Section 2.9(p) of the Company Disclosure Schedule, the Company has not granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, or independent contractor of, or advisor or consultant to, the Company, other than the cash or stock payments to employees of the Company set forth on Schedule 5.5 of this Agreement;

        (q) the Company has not paid or approved the payment of any consideration of any nature whatsoever that is in excess of twenty-five thousand dollars ($25,000) (other than salary, commissions, consulting fees, customary benefits or amounts reserved against in the Company Financials) to any current or former officer, director, stockholder, employee or independent contractor of, or consultant or advisor to, the Company, other than the cash or stock payments to employees of the Company set forth on Schedule 5.5 of this Agreement or as set forth in Section 2.9(q) of the Company Disclosure Schedule;

        (r) the Company has not established or materially modified any (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement, other than the cash or stock payments to employees of the Company set forth on Schedule 5.5 of this Agreement;

        (s) the Company has not adopted, entered into or terminated (partially or completely), or materially amended or modified any Plan, except as set forth in Section 2.9(s) of the Company Disclosure Schedule;

        (t) the Company has not paid or agreed or made any commitment to pay any discretionary or stay bonus, other than the cash or stock payments to employees of the Company set forth on Schedule 5.5 of this Agreement;

        (u) the Company has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise, other than in the Company's Ordinary Course of Business;

        (v) the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

        (w) the Company has not commenced or terminated, or made any change in, any line of business other than the change in the Company's business focus to a software licensing business model as reflected in the business model adopted by the Company in November 2000;

        (x) the Company has not failed to renew any material insurance policy; no material insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion, except as set forth in Section 2.9(x) of the Company Disclosure Schedule;

        (y) there has been no material amendment or non-renewal of any of the Company's Approvals, and the Company has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the conduct of the Company's business or the Company's Assets and Properties;

        (z) the Company has taken all action required to procure, maintain, renew, extend or enforce any Company Intellectual Property, including submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where the Company has filed documents for such purpose;

        (aa) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding one hundred thousand dollars ($100,000);

        (bb) the Company has not repurchased, cancelled or modified (including to accelerate, reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Warrants or other Equity Equivalents or accelerate the vesting of any such Company Option, Company Warrant, Company Stock Purchase Right or other Equity Equivalents) the terms of any Company Capital Stock, Equity Equivalents, Company Options, Company Warrants or other financial instrument that derives value from its convertibility into Company Capital Stock or Equity Equivalents (except as contemplated by the filing of the Company Restated Certificate of Incorporation attached hereto as Exhibit N or as otherwise approved in writing by Parent prior to the date hereof), other than transactions entered into in the Company's Ordinary Course of Business and pursuant to either (i) contractual provisions or (ii) the Company Stock Plans, in each case as in effect at the time of execution and delivery of this Agreement; and

        (cc) the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

        2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred (a) in the Company's Ordinary Course of Business since the Audited Financial Statement Date or (b) in accordance with the provisions of this Agreement, which, individually and in the aggregate, (i) are not material to the Business or Condition of the Company, and (ii) are not for tort or for breach of contract.

        2.11 Taxes. Except as set forth in Section 2.11 of the Company Disclosure Schedule:

        (a) All Tax Returns required to have been filed by or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member (a "Relevant Group") have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by the Company or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, for periods (or portions of periods) covered by the Company Financials, have been paid or accrued on the balance sheet included in the Company Financials, except as set forth in Section 2.11(a) of the Company Disclosure Schedule.

        (b) The Company has incurred no material liability for Taxes in the period after the date of the balance sheet included in the Interim Financial Statements other than in the Company's Ordinary Course of Business. The unpaid Taxes of the Company (i) did not, as of the date of the balance sheet included in the Interim Financial Statements, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth on the face of the balance sheet included in the Company Financials and (ii) will not exceed by any material amount such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.

        (c) Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, the Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company or any member of any Relevant Group does not file Tax Returns that the Company or such member is or may be subject to taxation by that jurisdiction.

        (d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, the Company and each member of any Relevant Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

        (e) The Company does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it or any Relevant Group for any past period. There is no dispute or claim concerning any Tax Liability of the Company either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due. Section 2.11(e) of the Company Disclosure
Schedule indicates those Tax Returns, if any, of the Company and each member of any Relevant Group that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company and each member of any Relevant Group that currently are the subject of audit or examination. The Company has delivered to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and each member of any Relevant Group since the fiscal year ended December 31, 1997.

        (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company or any Relevant Group.

        (g) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

        (h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, the Company has no liability for the Taxes of any Person other than the Company (i) under section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

        (i) The Company (i) has neither agreed to make nor is required to make any adjustment under section 481 of the Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of section 341(f)(1) of the Code.

        (j) Except as set forth in Section 2.11(j) of the Company Disclosure Schedule, the Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

        (k) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes other than as may be the case with respect to the Charter Communications JV, LLC.

        (l) The Company was not included and is not includible in the Tax Return of any Relevant Group with any corporation other than such a return of which the Company is the common parent corporation.

        (m) Except as set forth in Section 2.11(m) of the Company Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, nor is a party to any contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under section 4999 of the Code.

        (n) Each material election with respect to income Taxes affecting the Company are set forth in the Tax Returns of the Company.

        (o) The Company is not nor has it ever been a United States real property holding corporation within the meaning of section 897(c)(1)(A)(ii) of the Code.

        (p) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of section 168(f)(8) of the

Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of section 460 of the Code.

        (q)The Company has substantial authority for the treatment of, or has disclosed (in accordance with section 6662(d)(2)B)(ii) of the Code) on its federal income Tax Returns, all positions taken on its relevant federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662(d) of the Code.

        2.12 Legal Proceedings.

        (a) Except as set forth in Section 2.12(a) of the Company Disclosure
Schedule:

                (i) there are no Actions or Proceedings pending (other than Actions or Proceedings that may relate to indebtedness set forth in the Company Financials or in Section 2.10 of the Company Disclosure Schedule), relating to or affecting the Company or any of its Assets and Properties;

                (ii) to the knowledge of the Company, there are no Actions or Proceedings (other than Actions or Proceedings that may relate to indebtedness set forth in the Company Financials or in Section 2.10 of the Company Disclosure Schedule) threatened against, relating to or affecting the Company or any of its Assets and Properties;

                (iii) there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or any of its Assets and Properties (other than Actions or Proceedings that may relate to indebtedness set forth in the Company Financials or in Section 2.10 of the Company Disclosure Schedule);

                (iv) the Company has not received notice, and does not otherwise have knowledge of any Orders outstanding against the Company; and

                (v) the Company has not received notice and does not otherwise have knowledge of any defects, dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by the Company that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.

        (b) Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company to auditor's requests for information for the preceding three (3) years (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company. Section 2.12(b) of the Company Disclosure Schedule sets forth all Actions or Proceedings relating to or affecting, or, to the knowledge of the Company, threatened against, the Company or any of its Assets and Properties during the three (3) year period prior to the date hereof (other than those set forth in Section 2.12(a) of the Company Disclosure Schedule).

        2.13 Compliance with Laws and Orders. Neither the Company nor any of its directors, officers, agents or employees has violated, and to the Company's knowledge no Affiliate has violated, in any material respect since the incorporation of the Company, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Assets and Properties, and the Company is not aware of any claim of material violation, or of any actual material violation, of any such Laws and Orders by the Company since the incorporation of the Company.

        2.14 Employee Benefit Plans and Employee Matters.

        (a) Section 2.14(a) of the Company Disclosure Schedule sets forth the name, current annual compensation rate (including bonus and commissions but not including the cash payments to employees of the Company set forth on Schedule
5.5 of this Agreement), title (or position or function), current base salary or wage rate, accrued bonus, accrued sick leave, accrued severance pay, accrued vacation benefits, in each case as of January 31, 2001, for each present officer, employee, independent contractor or consultant of the Company; organizational charts of the Company; each collective bargaining, union or other employee association agreement to which the Company is party or under which the Company could have any material liability; each consulting, independent contractor, employment, managerial, advisory, change in control, retention, incentive, severance, bonus, relocation, expatriation, repatriation, visa and work permit agreement, arrangement and understanding, whether written or oral, between the Company and (i) any current employee, officer or director of, or any independent contractor or consultant or advisor to, the Company, and (ii) any former employee, officer or director of, or any independent contractor or consultant or advisor to, the Company, under which the Company could have any liability (collectively, the "Employment Agreements"); provided, however, that
Section 2.14(a) of the Company Disclosure Schedule need not include offer letters the Company has entered into with its employees or consultants if the Company is not obligated or cannot reasonably be expected to be obligated to pay more than one hundred thousand dollars ($100,000) for any twelve (12) month period to such employees or consultants; any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended; and each Plan. The Company has no plan or commitment to establish any new Plan or Employment Agreement, to modify any Plan or Employment Agreement (except to the extent required by law or to conform any such Plan or Employment Agreement to the requirements of applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Plan or Employment Agreement.

        (b) For each Plan, each of the following is true:

                (i) if such Plan is an employee pension benefit plan (as such term is defined in ERISA section 3(2)) intended to qualify under the Code, since 1993 the Plan has received at least one favorable determination, opinion, notification or advisory letter as to its qualification under the Code (or such a letter has been or will be applied for prior to expiration of the applicable remedial amendment period) from the IRS, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in material costs to the Company under the IRS's Employee Plans Compliance Resolution System;

                (ii) the financial statements of the Company reflect all employee liabilities arising under such Plan in a manner satisfying the applicable requirements of Statement of Financial Accounting Standards Nos. 87, 88, 106, 112, 123 and 132, each as applicable;

                (iii) none of the Company, the members of the Controlled Group or any other party has, with respect to any Plan, engaged in a non-exempt prohibited transaction, as such term is defined in Code section 4975 or ERISA section 406;

                (iv) no event has occurred and no condition exists that could subject the Company or Parent to any Tax under Chapter 43 of the Code or to a fine under section 502(c) of ERISA;

                (v) all contributions, insurance premiums or other payments required as of the Effective Time have been paid;

                (vi) there are no leased employees (as such term is defined in section 414(n) of the Code) who must be taken into account for the requirements of section 414(n)(3) of the Code, or, if there are such employees, they are being taken into account for the requirements of section 414(n)(3) of the Code and in accordance with the terms of the applicable Plan;

                (vii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL or other governmental agency with respect to any Plan; and

                (viii) each Plan (including any plan covering former employees or directors of the Company) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company or Parent (other than ordinary administrative expenses).

        (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, for each Plan and Employment Agreement, each of the following is true:

                (i) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to the knowledge of the Company, threatened or reasonably anticipated, and to the knowledge of the Company, there are no facts that could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course);

                (ii) the requirements of ERISA, the Code and all other applicable laws, orders, rules and regulations have been complied with in all material respects;

               (iii)  {intentionally omitted};

                (iv) the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereunder, either alone or upon the occurrence of any additional or subsequent events, will not constitute an event under any Plan, Employment Agreement, trust or loan that will or may result in any payment (whether severance pay, a bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or officer of, or consultant or advisor, to the Company, except as expressly required by this Agreement or under section 411(d)(3) of the Code. No payment or benefit that will or may be made by the Company or any member of its Controlled Group with respect to any such employee, director, officer, consultant or advisor shall be characterized as a "parachute payment" within the meaning of section 280G(b)(2) of the Code.

                (v) the Company has delivered to Parent current, accurate, true and complete copies of all documents embodying each Employment Agreement and Plan (including, without limitation, each amendment, trust agreement and other funding or insurance instrument relating thereto) and with respect to each Plan, to the extent applicable, copies of the most recent: (A) summary plan description together with each summary of material modifications thereto, if any, required under ERISA; (B) IRS determination, opinion, notification and advisory letters and any outstanding request, application and correspondence to or from the IRS or the DOL with respect to any such application or letter; (C) Form 5500 and, if applicable, attached Schedule B (including any related actuarial valuation report) with respect to the last three (3) plan years; (D) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (E) all material written agreements relating to each Plan, including, without limitation, administrative service agreements and group insurance contracts; (F) all communications material to any employee, officer or director of, or consultant or advisor to, the Company relating to any Plan, any proposed Plan, any Employment Agreement and any proposed Employment Agreement, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that could result in any liability to the Company; (G) any "top hat" plan notice to the DOL; (I) all correspondence to and from any governmental agency relating to any Plan or Employment Agreement; (I) certified financial statements; (J) collective bargaining agreements or other such contracts; (K) {intentionally omitted}; (L) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (M) Form 5310 and any related filings with the PBGC; (N) the general notification to employees of their COBRA rights under Code section 4980B and ERISA sections 601-609 and the form of letter(s) distributed upon the occurrence of a COBRA qualifying event for each Benefit Plan that is a "group health plan" as defined in Code section 5000(b)(1) and ERISA section 607(1); (O) the form of certificate for HIPAA creditable coverage distributed in accordance with Code section 9801 and ERISA section 701, including, if applicable, the notice of HIPAA rights issued to individuals for certification events occurring between October 1, 1996 and May 31, 1997; and (P) all discrimination tests for each Plan with respect to the last three plan years.

        (d) Neither the Company nor any other member of the Controlled Group sponsors or maintains (or has ever sponsored or maintained) an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of section 412 of the Code or Part 3 of Title I of ERISA.

        (e) Neither the Company nor any other member of the Controlled Group contributes or is obligated to contribute (or has ever been obligated to contribute) to a "multiemployer plan" (within the meaning of section 4001(a)(3) of ERISA).

        (f) No Plan is intended to be an employee stock ownership plan (within the meaning of section 4975(e)(7) of the Code) or a tax credit employee stock ownership plan (within the meaning of section 409(a) of the Code).

        (g) For each Plan that is an employee welfare benefit plan (within the meaning of ERISA section 3(1)) (a "Welfare Plan"), each of the following is true:

                (i) each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

                (ii) there is no voluntary employees' beneficiary association within the meaning of sections 501(c)(9) and 505 of the Code (a "VEBA") maintained with respect to any such Welfare Plan;

                (iii) no such Welfare Plan is a "multiple employer welfare arrangement" within the meaning of ERISA section 3(40);

                (iv) each such Welfare Plan that is a "group health plan" (as such term is defined in section 5000(b)(1) of the Code and section 607(1) of ERISA) complies in all material respects and has complied with the applicable requirements of sections 4980B and 9801-9806 of the Code, sections 601-734 of ERISA and the applicable provisions of the Social Security Act and state law; and

                (v) the Company and each other member of its Controlled Group has, prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act or any similar provision of state law.

        (h) No Plan provides, reflects or represents any liability to provide retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any current or former employee, officer or director of, or any advisor or consultant to, the Company, either individually or as a group, or to any other Person that such employee, officer or director of, or any advisor or consultant to, the Company would be provided with retiree health, life, or other welfare benefit, except to the extent required by applicable law.

        (i) With respect to any Plan maintained outside the United States for the purpose of providing or otherwise making available retirement benefits to employees of the Company (collectively, the "Non-U.S. Plans"), each of the following is true:

                (i) each Non-U.S. Plan is in compliance in all material respects with the laws, regulations, orders and rules applicable to such plan, and each Non-U.S. Plan required to be registered has been registered and has at all times been maintained in good standing with applicable regulatory authorities;

                (ii) each Non-U.S. Plan and related funding arrangement that is intended to qualify for tax-favored or securities-registered status has been reviewed and approved for such status by the appropriate government authority (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored or securities-registered status;

                (iii) as of the most recent valuation date, there are no unfunded benefit liabilities, and all employer and employee contributions to such Non-U.S. Plan have required by applicable law or by the terms of such Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and

                (iv) no legal action, suit or claim is pending or to the knowledge of the Company threatened with respect to any Non-U.S. Plan (other than claims in the ordinary course), and no fact or event exists that could give rise to any such action, suit or claim.

        2.15 Real Property.

        (a) Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the "Leased Real Property") and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. The Company owns no real property other than Company owned leasehold improvements, if any, on the Leased Real Property.

        (b) Subject to the terms of its respective leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in clause (i) of
Section 2.15(a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Company's knowledge, of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property, except to the extent that the Company may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

        (c) Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (i) comply with and are operated in accordance with applicable laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, threatened against any of such real property or the improvements thereon.

        (d) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the "Lease Documents") have been delivered to Parent. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company and any third party(ies), or, to the Company's knowledge, by and among any third party(ies), claiming an interest in the interest of the Company in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property other than any Liens listed in
Section 2.15(a) of the Company Disclosure Schedule.

        2.16 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials, other than property disposed of since such date in the Company's Ordinary Course of Business and up to five hundred thousand dollars ($500,000) of furniture or equipment that the Company proposes to liquidate. Except as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

        2.17 Intellectual Property.

        (a) Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property (including all trademarks and service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

        (b) The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of its business as currently conducted.

                (i) Except as set forth in Section 2.17(b)(i) of the Company Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.17(a) of the

        Company Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License disclosed under Section 2.17(f) of the Company Disclosure Schedule) and is free and clear of any Liens. Without limiting the generality of the foregoing, the Company owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company as currently conducted, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company, as disclosed under Section 2.17(f) of the Company Disclosure Schedule, or are in the public domain.

                (ii) Without limiting the generality of the foregoing, to the Company's knowledge and except as set forth in Section 2.17(b)(ii) of the Company Disclosure Schedule, the Company owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company as currently contemplated to be conducted in the Operating Plan, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company, as disclosed under Section 2.17(f) of the Company Disclosure Schedule, or are in the public domain.

                (iii) Without limiting the generality of the foregoing, the Company owns exclusively, and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own or is used by the Company in connection with the operation or conduct of the business of the Company as currently conducted or provision of services by the Company, other than works disclosed under Section 2.17(f) of the Company Disclosure Schedule.

        (c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.17(f) of the Company Disclosure Schedule.

        (d) Except pursuant to agreements described in Section 2.17(d) of the Company Disclosure Schedule, the Company has not transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any other Person.

        (e) Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company's business as it currently is conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development) To the Company's knowledge and except as set forth in Section 2.17(e) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company's business as currently contemplated to be conducted in the Operating Plan, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development).

        (f) Section 2.17(f)(i) of the Company Disclosure Schedule lists all Contracts (including all inbound Licenses) to which the Company is a party that grant licenses to Intellectual Property, other than standard Licenses for off-the-shelf, shrink-wrap software or "open source" code that is commercially available on reasonable terms to any Person for a license fee of no more than five thousand dollars ($5,000) Except as set forth in Section 2.17(f)(ii) of the Company Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts and Licenses and, to the Company's knowledge, no other party to such Contracts and Licenses is in material breach of or has materially failed to perform thereunder.

        (g) Section 2.17(g)(i) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person, other than standard Licenses for off-the-shelf, shrink-wrap software or "open source" code that is commercially available on reasonable terms to any Person for a license fee of no more than five thousand dollars ($5,000), wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company. Except as set forth in Section 2.17(g)(ii) of the Company Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts, Licenses and agreements and, to the Company's knowledge, no other party to such Contracts, Licenses and agreements is in breach of or has failed to perform thereunder.

        (h) Except as set forth in Section 2.17(h) of the Company Disclosure Schedule, the operation of the business of the Company (i) as currently conducted or (ii) to the Company's knowledge, as currently contemplated to be conducted in the Operating Plan, including the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not (A) infringe or misappropriate the Intellectual Property of any Person, (B) violate any term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. Sections 200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States ("Made-in-America Requirements")), (C) violate the rights of any Person (including rights to privacy or publicity), or
(D) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other

Intellectual Property rights from a potential licensor of such rights, nor is the Company aware of any basis for any such claim.

        (i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where the Company has filed documents for such purpose, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i)(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company's ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Company has filed documents for such purpose, as the case may be. To the Company's knowledge, there are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable other than as set forth on Section 2.17(i)(ii) of the Company Disclosure Schedule. Without limiting the foregoing, to the Company's knowledge, no information, materials, facts, or circumstances exists, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Company Registered Intellectual Property.

        (j) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, there are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company's knowledge, facts that may reasonably lead to a dispute) known to the Company, including any dispute or facts that may reasonably lead to a dispute regarding the scope of the Intellectual Property Rights granted in such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

        (k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property owned by the Company.

        (l) The Company has taken all commercially reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth as Attachment 2.17(l) to the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company, except as set forth in Section 2.17(l) of the Company Disclosure Schedule, have executed such an agreement and copies of all such agreements have been provided to Parent or made available to Parent for review.

        (m) No Company Intellectual Property owned by the Company, or any product, technology or service of the Company, or to the Company's knowledge, any other Company Intellectual Property, is subject to any Order, Action or Proceeding or "march in" rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

        (n) Except as set forth in Section 2.17(n) of the Company Disclosure Schedule, no (i) product, technology, service or publication of the Company,
(ii) material published or, to the Company's knowledge, distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

        (o) Neither this Agreement nor any transactions contemplated by this Agreement will result in Parent's or the Surviving Corporation granting any rights or licenses with respect to the Intellectual Property of Parent or the Surviving Corporation to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of the Company, prior to the Closing Date, or the Surviving Corporation, from and after the Closing Date, in any of the Company Intellectual Property or require or obligate Parent or the Surviving Corporation (i) to grant to any third party any rights or licenses with respect to any Company Intellectual Property; or (ii) to pay any royalties or other amounts. Neither this Agreement nor any transaction contemplated by this Agreement will give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which the Company is a party with respect to any Intellectual Property, except for the Contracts or Licenses set forth in
Section 2.17(o) of the Company Disclosure Schedule.

        (p) Section 2.17(p) of the Company Disclosure Schedule sets forth a list of (x) all software which the Company has licensed from any third party which is used by the Company in its products, in providing services or otherwise in its business (other than standard off-the-shelf, shrink-wrap software that is commercially available on reasonable terms to any Person for a license fee of no more than five thousand dollars ($5,000)) and (y) a list of all "freeware," "shareware" and "open source" code incorporated into any product now or heretofore shipped by the Company. The Company has all rights necessary to the use of such software, "freeware," "shareware" and "open source" code.

        (q) The Company's products comply in all material respects with all feature specifications and performance standards set forth in the Company's product data sheets. There are no outstanding claims (or, to the Company's knowledge, facts that may reasonably lead to a claim) for breach of warranties by the Company in connection with the foregoing. All product performance comparisons heretofore furnished by the Company to customers or Parent are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer's acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

        (r) The Company has taken all necessary and appropriate steps to protect and preserve its exclusive ownership of Company Intellectual Property. The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that the consultant is concurrently employed by the Company and a third party, the Company has taken additional steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party's employment agreement.

        2.18 Contracts.

        (a) Section 2.18(a) of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to or made available to Parent prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound (such Contracts or other arrangements as are required to be set forth in Section 2.18(a) of the Company Disclosure Schedule being referred to herein as the "Material Contracts"):

                (i) except as otherwise set forth in Section 2.14(a) of the Company Disclosure Schedule, (a) all Contracts to which the Company is a party (excluding Plans) providing for a commitment of employment or consultant services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (b) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Company to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee who is disclosed in
        Section 2.14(a) of the Company Disclosure Schedule (provided, however, that such Contracts do not include offer letters the Company has entered into with its employees or consultants if the Company is not obligated or cannot reasonably be expected to be obligated to pay more than one hundred thousand dollars ($100,000) for any twelve (12) month period to such employees or consultants), other than with respect to salary or incentive compensation payments in the Company's Ordinary Course of Business;

                (ii) all Contracts to which the Company is a party with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company;

                (iii) all partnership, joint venture, stockholders' or other similar Contracts to which the Company is a party with any Person;

                (iv) all Contracts to which the Company is a party relating to Indebtedness in an amount of fifty thousand dollars ($50,000) or more of the Company;

                (v) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                (vi) all Contracts to which the Company is a party outside the Company's Ordinary Course of Business as currently conducted or as currently proposed to be conducted under which the Company is obligated or can reasonably be expected to obligate the Company to pay more than twenty-five thousand dollars ($25,000) in any twelve (12) month period
        (A) with independent contractors, distributors, dealers, manufacturers' representatives, sales agencies or franchisees, (B) with manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

                (vii) all guarantees of any Indebtedness made by the Company or other obligations of the Company to any Person, including, but not limited to, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

                (viii) all Contracts to which the Company is a party relating to
        (A) the future disposition or acquisition of any Assets and Properties with an aggregate value of one hundred thousand dollars ($100,000) or more, and (B) any Business Combination;

                (ix) all collective bargaining or similar labor contracts to which the Company is a party;

                (x) all Contracts to which the Company is a party that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company to maintain insurance in certain amounts or with certain coverages;

                (xi) all Contracts to which the Company is a party that provides for continuing research and development and/or design or other services by the Surviving Corporation after the Closing Date;

                (xii) all Employment Agreements (excluding any offer letters the Company has entered into with its employees or consultants if the Company is not obligated or cannot reasonably be expected to be obligated to pay more than one hundred thousand dollars ($100,000) for any twelve (12) month period to such employees or consultants) and all Contracts disclosed in any part of Section 2.15, 2.16, 2.17 or Section 2.20(a)(i) of the Company Disclosure Schedule;

                (xiii) all Contracts to which the Company is a party pursuant to which the Company subsidizes the sale of its products or services; and

                (xiv) all other Contracts not otherwise required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule which are material to the Business or Condition of the Company as currently conducted or currently proposed to be conducted.

        (b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the knowledge of the Company, each other party thereto; and except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the knowledge of the Company, no other party to such Material Contract is, nor has received notice that it is, in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract).

        (c) Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, the Company is not a party to or bound by any Material Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Material Contracts, materially adverse to the Business or Condition of the Company as currently conducted or as currently proposed to be conducted or that has been or could reasonably be expected to result, individually or in the aggregate with any such other Material Contracts in Losses to the Company or be materially adverse to the Business or Condition of the Company as currently conducted or as currently proposed to be conducted.

        (d) Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, none of the Material Contracts (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, (ii) contains any covenant or other provision which limits the Company's ability to compete with any Person in any line of business or in any area or territory, or (iii) is terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination and which (A) require payments by the Company in excess of fifty thousand dollars ($50,000) (either alone or pursuant to a series of related contracts) or (B) require the Company (or the Surviving Corporation) to provide services to any Person after the Closing.

        (e) Section 2.18(e) of the Company Disclosure Schedule lists all Contracts that contain a power of attorney or comparable delegation of authority.

        2.19 Insurance.

        (a) Section 2.19(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers and the expiration dates thereof) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure any of the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) to the knowledge of the Company, have been issued to any Person (other than the Company) for the benefit of the Company. The insurance coverage provided by the policies set forth in Section 2.19(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Section 2.19(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 2.19(a) of the Company Disclosure Schedule, (i) in the light of the business, location, operations and Assets and Properties of the Company are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound.

        (b) Section 2.19(b) of the Company Disclosure Schedule contains a list of all claims over fifty thousand dollars ($50,000) made under any insurance policies covering the Company in the last two (2) years. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Section 2.19(b) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company has, in the reasonable judgment of the Company, in the light of its business, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.

        2.20 Affiliate Transactions.

        (a) Except as disclosed in Section 2.9(d), Section 2.14(a), Section 2.20(a) or Section 2.21(b) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities involving an amount in excess of sixty thousand dollars ($60,000) between the Company, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company's knowledge, any Affiliate or Associate of the Company or (B) any Person who, to the Company's knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities of a value in excess of sixty thousand dollars ($60,000) to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither the Company nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company of a value in excess of sixty thousand dollars ($60,000) and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of a value in excess of sixty thousand dollars ($60,000) of any such current or former officer, director, stockholder, Affiliate or Associate.

        (b) Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.20(a) of the Company Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm's length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of the Company and/or stockholders of the Company, as the case may be, in accordance with section 144 of Delaware Law.

        2.21 Employees; Labor Relations.

        (a) The Company is not a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company, or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. To the knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of the employees performing work for the Company but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company.

        (b) Each Person who is an employee of the Company is employed at will, and no employee of the Company is represented by a union. Each Person who is an independent contractor of the Company is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Except as described in Section 2.21(b) of the Company Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with the Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of the Company, since January 1, 1998, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

        (c) Since January 1, 1998, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, filed by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. The Company has complied in all material respects with all laws related to the employment of employees and, except as set forth in Section 2.21(c) of the Company Disclosure Schedule, since January 1, 1998, the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

        (d) The Company has no written policies and/or employee handbooks or manuals except as described in Section 2.21(d) of the Company Disclosure Schedule. True and correct copies of all of such written policies and/or employee handbooks or manuals have been provided to Parent.

        (e) To the knowledge of the Company, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company's business as currently conducted or as reasonably contemplated to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or as reasonably contemplated to be conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company's business as presently conducted or as reasonably contemplated to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officer's, employees or consultants is now bound.

        (f) Each employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement. No current employee, officer or consultant of the Company has excluded works or inventions with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's Proprietary Information and Inventions Agreement except as set forth in Section 2.21(f) of the Company Disclosure Schedule.

        2.22 Environmental Matters. Except as set forth in Section 2.22 of the Company Disclosure Schedule:

        (a) The Company possesses any and all Environmental Permits necessary to or required for the operation of its business as currently conducted and as reasonably contemplated to be conducted. The Company will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and/or the Company to conduct the business of the Company as it was conducted prior to the Closing.

        (b) The Company is in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

        (c) Neither the Company nor any predecessor of the Company nor any entity previously owned by the Company has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company pursuant to any Environmental Law.

        (d) Neither the Company nor any predecessor of the Company nor any entity previously owned by the Company has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

        (e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

        (f) Neither the Company, nor any predecessor of the Company, nor any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any Site or other location.

        (g) No Site is a current or proposed Environmental Clean-up Site.

        (h) There are no Liens under or pursuant to any Environmental Law on any Site.

        (i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable upgrade requirements.

        (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

        (k) The Company is not a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other contract under which the Company is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

        (l) The Company and any predecessors of the Company and any entity previously owned by the Company have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

        2.23 {intentionally omitted}.

        2.24 Accounts Receivable. Except as set forth in Section 2.24 of the Company Disclosure Schedule, and subject to any product returns, setoffs and doubtful accounts, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

        2.25 {intentionally omitted}.

        2.26 Other Negotiations; Brokers; Third Party Expenses.

        (a) Neither the Company nor any of its officers, directors, employees, agents, or, to the knowledge of the Company, any of its stockholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in Parent, the Company or any officer, director, employee, agent or representative of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

        (b) Except for Morgan Stanley Dean Witter & Co., a copy of whose engagement letter has been provided to Parent, there is no investment banker, broker, financial advisor, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement.

        (c) Section 2.26 of the Company Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("Estimated Third Party Expenses").

        2.27 Banks and Brokerage Accounts. Section 2.27 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

        2.28 Warranty Obligations.

        (a) Section 2.28(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company's products and services, which are currently in effect (the "Warranty Obligations"), and the duration of each such Warranty Obligation and (ii) a summary of statistical data collected by the Company with respect to warranties, guarantees and warranty policies of or relating to the Company's products and services. True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.

        (b) Except as disclosed in Section 2.28(b) of the Company Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Interim Financial Statements reflects adequate reserves for Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by the Company
(A) are and were free from material defects in construction and design and (B) satisfy any and all Contract to which the Company is a party or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

        2.29 Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        2.30 Financial Projections/Operating Plan.

        (a) The Company has made available to Parent certain financial projections with respect to the Company's business, which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of preparation of the such projections and of this Agreement.

        (b) The Company has made available to Parent the written budget or other written operating plan for the balance of fiscal 2001 and 2002 (the "Operating Plan") The Company makes no representation or warranty regarding its ability to successfully execute the Operating Plan, except that the Company represents and warrants that the Operating Plan was prepared in good faith and is based on assumptions believed by it to be reasonable as of the date of preparation of the Operating Plan and of this Agreement.

        2.31 Approvals.

        (a) Section 2.31(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the Certificate of Merger, together with the required officers' certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

        (b) Other than as listed in Section 2.6 of the Company Disclosure Schedule, Section 2.31(b) of the Company Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

        (c) Except as set forth in Section 2.31(c) of the Company Disclosure Schedule, the Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals.

        (d) The affirmative vote or consent of the holders of (i) a majority of the shares of Company Common Stock and Company Preferred Stock outstanding (on as "as converted to Company Common Stock" basis) as of the applicable record date, voting together as a single class, (ii) a majority of the shares of Company Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock outstanding as of the applicable record date, voting together (on an "as converted to Company Common Stock" basis) as a separate class, and (iii) a majority of the shares of Company Series D Preferred Stock outstanding as of the applicable record date, voting (on an "as converted to Company Common Stock" basis) as a separate class, are the only votes of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Merger. A list of the Major Stockholders of the Company is set forth on
Section 2.31(d) of the Company Disclosure Schedule.

        (e) The affirmative vote or consent of the holders of (i) a majority of the shares of Company Common Stock and Company Preferred Stock outstanding (on as "as converted to Company Common Stock" basis) as of the applicable record date, voting together as a single class, (ii) a majority of the shares of each series of Company Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock outstanding as of the applicable record date, and (iii) a majority of the shares of Company Common Stock outstanding as of the applicable record date, voting as a separate class, is required in order to approve the Company Restated Certificate of Incorporation attached hereto as Exhibit N as contemplated herein. The affirmative vote or consent of the holders of a majority of the "Registrable Securities" (as defined therein) is required to amend the Company's Eighth Amended and Restated Investors' Rights Agreement, dated December 8, 2000, as contemplated in the Support Agreement and the Stock Option Agreement.

        2.32 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable to this Agreement, the Merger and the transactions contemplated hereby, all Takeover Statutes applicable to the Company.

        2.33 Permit Application; Information Statement. The information supplied by the Company for inclusion in the application for issuance of a California Permit pursuant to which the shares of Parent Common Stock to be issued in the Merger and the Company Options and Company Warrants to be assumed in the Merger will be qualified under the California Code (the "Permit Application") shall not at the time the Fairness Hearing is held pursuant to section 25142 of the California Code and the time the qualification of such securities is effective under section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the information statement to be sent to the stockholders of the Company in connection with the Company Stockholder Action (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to the Company's stockholders, at the time of the Company Stockholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Stockholder Action which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Permit Application or the Information Statement.

        2.34 No Solicitation. Since February 2, 2001, the Company has not taken nor has the Company permitted any of the Company's officers, directors, employees, or to the knowledge of the Company, stockholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates (collectively, "Representatives") to (directly or indirectly), take any of the actions prohibited from being taken on or after the date of this Agreement by
Section 4.2 with any Person other than Parent and its designees.

        2.35 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided or made available to Parent all of the Contracts and Licenses heretofore requested on behalf of Parent in writing, and all other material information concerning the Company in the possession, custody or control of the Company.


                                    Article 3

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 3 in the disclosure schedule and schedule of exceptions (the "Parent Disclosure Schedule") delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

        3.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent.

        3.2 Capitalization. The authorized capital stock of Parent consists of 175,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $.0001 par value per share ("Parent Preferred"), of which 500,000 shares have been designated Series A Participating Preferred Stock ("Parent Series A Preferred") As of February 28, 2001, (a) 93,485,127 shares of Parent Common Stock were issued, 80,485,127 shares of Parent Common Stock were outstanding and 13,000,000 shares of Parent Common Stock were held in treasury, (b) 16,425,042 shares of Parent Common Stock were reserved for issuance pursuant to Parent's stock option plans, stock option agreements and employee stock purchase plan, of which 13,802,981 shares are subject to outstanding stock options, (c) 3,177,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent Common Stock purchase agreements, and (d) 5,374,611 shares of Parent Common Stock were reserved for issuance upon conversion of Parent's five and three-fourths percent (5-3/4%) Convertible Subordinated Notes due 2003. As of the date of this Agreement, no shares of Parent Preferred are outstanding, and 500,000 shares of Parent Series A Preferred are reserved for issuance pursuant to the Rights Agreement dated as of May 14, 1997 between Parent and The First National Bank of Boston, as Rights Agent. The Parent Common Stock issuable in connection with the Merger have been duly authorized, and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. Except as disclosed above, as of February 28, 2001, there are no options, warrants, conversion rights, rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase. issuance or sale of any shares of Parent Common Stock or any securities convertible into or exchangeable for any shares of Parent Common Stock, other than as contemplated by this Agreement.

        3.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of each of Parent or Merger Sub, and no other action on the part of the board of directors of either of Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent or Merger Sub is a party, thereof) by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        3.4 SEC Filings.

        (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly report on Form 10-Q for its quarter ended September 30, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1999 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 3.4(a) being referred to collectively as the "Parent SEC Documents") Parent's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2000 is referred to herein as the "Parent 10-Q."

        (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

        (c) As of its filing date, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        3.5 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in Section 3.4(a) complied in all material respects with applicable accounting rule and with the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements) For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of September 30, 2000 set forth in the Parent 10-Q. There has been no change in Parent's accounting policies except as described in the notes to the financial statements contained in the Parent SEC Documents.

        3.6 No Conflicts. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Parent and Merger Sub of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

        (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or Merger Sub;

        (b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or Merger Sub or their respective Assets or Properties; or

        (c) except as would not have a material adverse effect on the Business or Condition of Parent, (i) conflict with or result in a violation or breach of,
(ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) the filing of the Certificate of Merger, together with the required officers' certificates; (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (C) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or any of its Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Parent is a party or by which any of its Assets and Properties are bound.

        3.7 Information to be Supplied by Parent. The information supplied by Parent for inclusion in the Permit Application shall not either at the time the Fairness Hearing is held pursuant to section 25142 of the California Code or the time the qualification of such securities is effective under section 25122 of the California Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company's stockholders, at the time of the Company Stockholder Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Stockholder Action which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

        3.8 Investment Advisors. Except for Lehman Brothers Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent.

        3.9 Absence of Certain Changes. Except as and to the extent disclosed in Parent's SEC Documents filed prior to the date hereof, since the date of the most recent consolidated balance sheet included in Parent's SEC Documents filed prior to the date hereof, there has not been (a) any event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or (b) any amendment or change in Parent's Certificate of Incorporation or Bylaws.

        3.10 Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Actions or Proceedings pending or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective Assets and Properties which would reasonably be expected to have a Material Adverse Effect on Parent.

        3.11 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub require no consent of, or filing with, any Governmental or Regulatory Authority other than
(a) the filing of the Certificate of Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with any applicable requirements of the Securities Act and state securities laws, and (e) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                                    ARTICLE 4

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Parent shall give its prior consent in writing which consent shall not be unreasonably withheld) to carry on its business in the Company's Ordinary Course of Business and in any event substantially consistent with the Operating Plan provided prior to the date of this Agreement to Parent; any material deviations from, or material modifications to, the Operating Plan shall be required to be approved in advance by Parent), to pay its Liabilities and Taxes consistent with the Company's Ordinary Course of Business, to perform other obligations when due consistent with the Company's Ordinary Course of Business (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings or as set forth in Section 4.1 of the Company Disclosure Schedule), and, to the extent consistent with such business, to use all commercially reasonable efforts and institute all policies reasonably required to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, take or agree in writing or otherwise to take, any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Parent's closing obligations in Section 6.1 or
Section 6.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as required or expressly permitted by this Agreement, the Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

        (a) Charter Documents: cause or permit any amendments to its certificate of incorporation or bylaws other than the filing of the Company Restated Certificate of Incorporation attached hereto as Exhibit N, which Company Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware no later than the close of business on March 27, 2001;

        (b) Dividends; Changes in Capital Stock: declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

        (c) Stock Option Plans: accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or grant any Option with an exercise price of less than the fair market value of the Company Common Stock on the date the Option was granted (as determined in good faith by the Company's board of directors), or grant any additional Company Options;

        (d) Contracts: enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts in the Company's Ordinary Course of Business which involve total obligations of less than fifty thousand dollars ($50,000) and which are not otherwise material to the business of the Company as currently conducted or as reasonably contemplated to be conducted or any material amendments or modifications to such Material Contracts that result in additional costs to the Company in excess of the costs agreed to in such Material Contract;

        (e) Issuance of Securities: issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the conversion of outstanding shares of Company Preferred Stock and the exercise of Company Options or Company Warrants outstanding as of the date hereof, except as set forth in Section 4.1(e) of the Company Disclosure Schedule;

        (f) Intellectual Property: dispose of, license or transfer to any person or entity any rights to any Company Intellectual Property other than non-exclusive licenses in the Company's Ordinary Course of Business;

        (g) Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company Intellectual Property;

        (h) Dispositions: sell, lease, license or otherwise dispose of or encumber any of the Company's properties or assets, except for (i) sales of products, services or software (and related nonexclusive licenses) in the Company's Ordinary Course of Business, (ii) the sale of furniture and equipment by the Company in an amount up to five hundred thousand dollars ($500,000) and
(iii) subleases of the Company's real property;

        (i) Indebtedness: incur any Indebtedness (not including any promissory notes executed by the Company in connection with outstanding indebtedness with existing trade creditors) for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than as contemplated by this Agreement and the Second Credit Agreement;

        (j) Payment of Obligations: pay, discharge or satisfy any Liability arising other than in the Company's Ordinary Course of Business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials or as specifically contemplated by this Agreement;

        (k) Capital Expenditures: make any capital expenditures, capital additions or capital improvements in excess of one hundred thousand dollars ($100,000);

        (l) Insurance: reduce the amount of any insurance coverage provided by existing insurance policies, other than the Company's directors' and officers' insurance policy;

        (m) Termination or Waiver: terminate or waive any right of substantial value other than as set forth in Section 4.1(m) of the Company Disclosure Schedule;

        (n) Employee Benefit Plans; New Hires; Pay Increases: except as set forth in Section 4.1(n) of the Company Disclosure Schedule, adopt or amend, or make any promise to adopt or amend, employee benefit, stock purchase, severance, change in control, retention, bonus or other compensation or option plan, or any other similar plan, or hire, or make any promise to hire, any new director level or officer level consultant or employee, pay, or make any promise to pay, any special bonus or special remuneration to any employee, consultant or director or increase, or make any promise to increase, the salaries, wage rates or compensation of any employee or consultant;

        (o) Severance Arrangements: grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof, except as required by applicable Law;

        (p) Lawsuits: commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

        (q) Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

        (r) Taxes: make or change any election in respect of Taxes other than in the Company's Ordinary Course of Business, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (s) Revaluation: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable (other than, in any case, a set-off against any of the Assets or Properties of the Company), or change any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding two hundred fifty thousand dollars ($250,000);

        (t) Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(s) above, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

        4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company will not take (and since February 2, 2001 inclusive has not taken), nor will the Company (and since February 2, 2001 inclusive has not permitted) permit any of the Company's Representatives to (directly or indirectly), take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, initiate, entertain, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a "Competing Proposed Transaction"), with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized),
(b) provide information not customarily disclosed consistent with the Company's past practices with respect to the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Parent, relating to (or which the Company believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (c) agree to or enter into a Contract with any Person, other than Parent, providing for or approving a Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) other than by Parent, or (e) authorize or permit any of the Company's Representatives to take any such action. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall promptly notify Parent thereof, and will keep Parent apprised on a current basis of the status and details of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the second preceding sentence. Each of the Company and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or
(ii) a failure to induce Parent to enter into this Agreement.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

        5.1 Information Statement; Permit Application.

        (a) As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare, with the full cooperation of Parent, the Information Statement for the stockholders of the Company to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby. Parent and the Company shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the board of directors of the Company that the Company's stockholders approve the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Merger are advisable and fair and reasonable to, and in the best interests of, the stockholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

        (b) As soon as reasonably practicable after the execution of this Agreement, Parent shall prepare, with the full cooperation of the Company, and file the Permit Application and a request for a Fairness Hearing to consider the terms, conditions and fairness of the transactions contemplated by this Agreement and the Merger. Parent and the Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation and completion of the Permit Application. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

        (c) In the event that the Commissioner of Corporations of the State of California informs Parent or the Company of its determination not to (i) grant the Fairness Hearing or (ii) issue the California Permit, then Parent and the Company shall use commercially reasonable efforts to effect the issuance of the shares of Parent Common Stock to be issued pursuant to Section 1.6 hereof in a private placement pursuant to section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to Parent. The parties hereto acknowledge and agree that in such event: (A) as a condition to effecting such issuance as a private placement pursuant to section 4(2) of the Securities Act, Parent shall be entitled to obtain from each stockholder of the Company a Stockholder Certificate in the form attached hereto as Exhibit F (or such other form as shall be reasonably satisfactory to Parent) (the "Stockholder Certificate") and that Parent will be relying upon the representations made by each stockholder of the Company in the applicable Stockholder Certificate in connection with the issuance of Parent Common Stock to such stockholder, (B) at the Closing, Parent shall execute and deliver a backup registration rights agreement (the "Backup Registration Rights Agreement") granting Form S-3 (or such other or successor form as shall be appropriate) registration rights with respect to the shares subject to terms, condition, limitations, blackout periods and postponement rights (as reasonably requested by Parent to accommodate other potential acquisitions and significant corporate developments) reasonably acceptable to the parties; (C) the shares of Parent Common Stock so issued pursuant to Section 1.6 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act; and
(D) the certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. Notwithstanding the foregoing, if it is determined by Parent, in consultation with the Company, that the issuance of the shares of Parent Common Stock to be issued pursuant to Section 1.6 hereof cannot be effected pursuant to section 4(2) of the Securities Act or that the resale of such shares cannot be registered pursuant to the filing of a Form S-3 with the SEC, Parent shall prepare and Parent shall file with the SEC a registration Statement on a Form S-4 (or such other or successor form as shall be appropriate), which shall comply in form with applicable SEC requirements and shall use commercially reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable.

        5.2 Stockholder Approval. As soon as reasonably practicable following the execution and delivery of this Agreement (and issuance of the California Permit pursuant to Section 5.1, if applicable), the Company shall give written notice of this Agreement and the proposed Merger to all Company stockholders and shall use commercially reasonable efforts to take all other action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to convene a meeting of the stockholders of the Company or to secure the written consent of its stockholders ("Company Stockholder Action") The Company shall submit this Agreement and the Certificate of Merger to its stockholders for adoption whether or not the Company's board of directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its stockholders reject it. The Company shall consult with Parent regarding the date of the Company Stockholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the stockholders of the Company without the consent of Parent, which consent shall not be unreasonably withheld. The Company shall use all commercially reasonable efforts required to solicit and obtain from stockholders of the Company proxies or written consents in favor of the Merger and this Agreement and shall take all other action necessary or advisable to secure the vote or written consent of stockholders required to effect the Merger. The materials submitted to the stockholders of the Company in respect of the Merger shall have been subject to prior review and comment by Parent and shall include (a) information regarding the Company, the terms of the Merger and this Agreement, (b) the unanimous recommendation of the board of directors of the Company that the Company's stockholders approve the Merger and this Agreement and the transactions contemplated hereby and approve and execute such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of Parent Common Stock in the Merger, (c) the conclusion of the board of directors of the Company that the terms and conditions of the Merger are advisable, fair and reasonable to, and in the best interests of, the Company's stockholders and (d) such other documents as may be required to satisfy the applicable requirements of the Securities Act in connection with the issuance and sale of Parent Common Stock in the Merger.

        5.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (a) give Parent and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) permit Parent to make such inspections as it may reasonably require; (c) cause its officers to furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Parent from time to time may reasonably request, including financial statements and schedules; (d) allow Parent the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Parent in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 5.3 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

        5.4 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated November 10, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

        5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all Company management incentive or retention bonuses or payments paid in stock or cash, if any (other than (a) the cash payments to employees of the Company set forth on Schedule 5.5 of this Agreement or (b) the stock or options to be granted to management as consideration for signing non-competition agreements with Parent (the "Non-Competition Consideration") or any other stock or option grants to employees, all as set forth on Schedule 5.5 of this Agreement), legal fees, accounting fees, financial advisory or investment banking fees, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. In the event the Merger is consummated, Parent shall be responsible for the payment of all reasonable Third Party Expenses incurred by the Company in connection with the Merger (the "Transaction Fees"), up to a maximum amount of three million five hundred thousand dollars ($3,500,000); provided, however, that for the purposes of the foregoing maximum, any payments described in clause (b) above in excess of the amounts set forth on Schedule 5.5 shall be counted towards the three million five hundred thousand dollars ($3,500,000) limit. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Transaction Fees exceed three million five hundred thousand dollars ($3,500,000) in the aggregate, such amount in excess of three million five hundred thousand dollars ($3,500,000) shall be deemed a Loss for the purposes of this Agreement and shall be immediately reimbursable to the Parent Indemnitees in accordance with Article 7 (without regard to the Deductible and without counting towards the Deductible).

        5.6 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to Parent, by the rules and regulations of the NASD, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

        5.7 Approvals. Each of the Company and Parent shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities as may be required in connection with the Merger and the Company shall use all commercially reasonable efforts to obtain all third party consents under any of the Contracts or other agreements as may be reasonably required in connection with the Merger (all of which third party Approvals are set forth in the Company Disclosure Schedule) so as to preserve all rights of and benefits to the Company thereunder and Parent shall provide the Company with such assistance and information as is reasonably required to obtain such third party Approvals.

        5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under section 1.1445-2(c)(3) of the Income Tax Regulations, a properly executed notice to the IRS required by section 1.897-2(b)(ii) in a form satisfactory to Parent and either evidence satisfactory that the statement and notice have been properly filed with the IRS or authorization for Parent so to file the statement and notice.

        5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.10 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Merger; provided, however, that Parent shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such consent, waiver or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

        5.11 Indemnification.

        (a) From and after the Effective Time, Parent agrees that it (i) will indemnify, defend and hold harmless each present and former director, officer, employee, agent and representative of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, and (ii) fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation, bylaws and other agreements in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, the Company's certificate of incorporation, bylaws and such other agreements in effect on the date hereof; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

        (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become


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

final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

        (c) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and estates. Nothing in this Section shall limit in any way any other rights to indemnification that any current or former director or officer of the Company may have by contract or otherwise.

        5.12 Form S-8. Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) for the shares of Parent Common Stock issuable with respect to assumed Company Options no later than thirty (30) days after the Effective Time to the extent the shares of Parent Common Stock issuable upon exercise of such Company Options qualify for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

        5.13 NNM Listing of Additional Shares Application. Prior to the Effective Time, Parent shall, to the extent required by the rules of the NNM, file with the NNM such documents as may be required with respect to the shares of Parent Common Stock to be issued, and the shares of Parent Common Stock required to be reserved for issuance in connection with the Merger, to the effect that such shares may be traded immediately after the Effective Time.

        5.14 Company's Auditors. The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (c) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Parent or its accountants.

        5.15 Benefit Arrangements. Parent covenants and agrees that after the Closing Date, the employees of the Company shall be entitled to participate in all the Plans covering the Company's employees immediately prior to the Closing Date; provided that at any time the Parent may designate alternative plans or arrangements that are comparable to the plans or arrangements that the Parent offers to its similarly situated employees. For purposes of satisfying the terms and conditions of the Plans (or any alternative plans or arrangements), Parent shall give full credit for eligibility and vesting for each participant's period of service at the Company prior to the Closing Date; provided, however, that the parties agree and understand that employees of the Company shall not receive any credit for such employees' period of service at the Company for the purposes of Parent's sabbatical benefits. Parent agrees that it shall be responsible for providing continued coverage under COBRA to any Company employee who is an "M&A qualified beneficiary" as defined in Treasury Regulation section 54.4980B-9 with respect to the transactions contemplated by this Agreement.

        5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors of the Company or Parent, as the case may be, will grant such approvals and take such actions as are necessary so that the transactions


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

contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

        5.17 Treatment as Reorganization. Neither Parent, Merger Sub nor the Company shall take any action prior to or following the Closing that would cause the Merger to fail to qualify as a "reorganization" within the meaning of section 368(a) of the Code. The Company, Parent and Merger Sub shall report the Merger for federal and applicable state income tax purposes consistent with the treatment of the Merger as a reorganization under section 368(a) of the Code.

        5.18 Company Repurchases. Except as set forth for the individuals disclosed on Schedule 2.3(c) of the Company Disclosure Schedule, the Company will exercise any rights that mature between the date hereof and the Effective Time to repurchase any outstanding shares of Company Capital Stock at the price at which such shares were issued.

        5.19 Intellectual Property. The Company shall give Parent prompt notice of any Person that shall have (a) commenced, or shall have notified the Company that it intends to commence, an Action or Proceeding or (b) provided the Company with notice, in either case which allege(s) that any of the Intellectual Property, including the Company Intellectual Property, presently embodied, or proposed to be embodied, in the Company's products, infringes or otherwise violates the intellectual property rights of such Person or otherwise alleges that the Company does not otherwise own or have the right to exploit such Intellectual Property, including the Company Intellectual Property. The Company shall cooperate with Parent in making arrangements, prior to the Closing Date, to effect the assignment to the Company of all Company Intellectual Property created by the Company's founders, employees and consultants, and to obtain the cooperation of such Persons to complete all appropriate patent filings related thereto. The Company shall take commercially reasonable actions to maintain, perfect, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental or Regulatory Authorities.

                                    ARTICLE 6

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby including, without limitation, such Approvals as may be required under the HSR Act, under the Securities Act and under any state securities laws, shall have been timely obtained, except for any such approvals the failure of which to obtain would not have a material adverse effect on the Business or Condition of Parent or the Company; and any waiting period applicable


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

to the consummation of the Merger under the HSR Act (other than with respect to the receipt of Parent Common Stock by a stockholder of the Company) shall have expired or been terminated.

        (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Parent were to agree to limitations on its business activities or operations. In the event an injunction or other Order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other Order lifted.

        (c) Stockholder Approval. The Merger shall have been approved by the requisite votes of the Company's stockholders in accordance with Delaware Law.

        (d) Fairness Hearing and California Permit; Private Placement Alternative; Form S-4 Alternative. The Fairness Hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California. In the alternative, pursuant to Section 5.1(c) hereof, each of the stockholders of the Company shall have delivered an executed copy of the Stockholder Certificate, and Parent shall be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) are issuable without registration pursuant to section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder and Parent shall have executed and delivered to the Company the Backup Registration Rights Agreement. In the event that a Form S-4 is filed by Parent pursuant to Section 5.1(c) hereof, such Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of such Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

        (e) Listing of Additional Shares. If required by applicable Nasdaq rules, the shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NNM upon official notice of issuance.

        (f) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Business or Condition of Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a "Material Adverse Effect on Parent" and other materiality qualifications and materiality exceptions contained in such representations and warranties shall be disregarded. For purposes of this condition, a decline in the trading price of Parent Common Stock, whether occurring at any time or from time to time, as reported on the NNM or any other automated quotation system or exchange shall not constitute the occurrence of an event that has a Material Adverse Effect on the Business or Condition of Parent.

        (b) Performance. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing.

        (c) Officers' Certificates. Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date and executed by their respective Presidents and Chief Executive Officers, substantially in the form set forth in Exhibit G-1 hereto, and certificates, dated the Closing Date and executed by the Secretary of Parent and Merger Sub, substantially in the form set forth in Exhibit G-2 hereto.

        (d) Legal Opinion. The Company shall have received a legal opinion from Pillsbury Winthrop LLP, counsel to Parent, as to the matters set forth in Exhibit H.

        (e) Tax Opinion. The Company shall have received a written opinion from Venture Law Group, a Professional Corporation, counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and such opinion shall not have been withdrawn. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of the Company, Parent and Merger Sub reasonably requested by counsel. If the opinion referred to in this Section 6.2(e) is not delivered, such condition shall be deemed to be satisfied if the Parent shall have received an opinion from Pillsbury Winthrop LLP or another law firm selected by Parent and reasonably acceptable to the Company. The Company will cooperate in obtaining such opinion, including, without limitation, making (and requesting from affiliates) appropriate representations with respect to relevant matters.

        (f) No Material Adverse Changes. No event shall have occurred that has a Material Adverse Effect on the Business or Condition of Parent or its subsidiaries, since the date of execution of the Agreement. For purposes of this condition, a decline in the trading price of Parent Common Stock, whether occurring at any time or from time to time, as reported on the


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

NNM or any other automated quotation system or exchange shall not constitute the occurrence of an event that has a Material Adverse Effect on the Business or Condition of Parent.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Business or Condition of the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all qualifications and exceptions referring to a "Material Adverse Effect on the Business or Condition of the Company" and other materiality qualifications and exceptions contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement (other than to reflect actions taken by the Company which are not in violation of the covenants of this Agreement) shall be disregarded.

        (b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

        (c) Officers' Certificates. The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit I-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit I-2 hereto.

        (d) Third Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers listed (or required to be listed) in Section 2.6 of the Company Disclosure Schedule (except for such consents, approvals and waivers the absence of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company), and that all such consents, approvals and waivers are in full force and effect.

        (e) Legal Opinion. Parent shall have received a legal opinion from Venture Law Group, a Professional Corporation, legal counsel to the Company, as to the matters set forth in Exhibit K.

        (f) Non-Competition Agreements. Each of the persons listed on Schedule 6.3(f) shall have executed and delivered to Parent a Non-Competition Agreement and all of the Non-Competition Agreements shall be in full force and effect.

        (g) Support Agreements. Each of the Major Stockholders shall have executed and delivered to Parent a Support Agreement, and no breach of any Support Agreement shall have occurred or be continuing.

        (h) Employees. The four employees of the Company set forth on Schedule 6.3(h) shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Parent or a Subsidiary of Parent (as Parent shall designate), following the Merger and one employee separately set forth on
Schedule 6.3(h) shall continue to be employed by the Company at Closing.. In addition, at least seventy-five percent (75%) of the engineering and research and development employees of the Company (excluding the employees identified on Schedule 6.3(h)) employed as of the date of this Agreement shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by Parent or a Subsidiary of Parent (as Parent shall designate) following the Merger.

        (i) Stockholder Approval; Limitation on Dissent. Either (i) this Agreement and the Merger shall have been approved by at least ninety-six percent (96%) of the outstanding shares of Company Capital Stock (on an "as if converted to Company Common Stock" basis) or (ii) holders of no more than four percent (4%) of the outstanding shares of Company Capital Stock, on an "as if converted to Company Common Stock" basis, shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger (compliance with clause (ii) hereof must be effected pursuant to section 262(d)(2) of the Delaware Law, including, but not limited to, expiration of the twenty (20) day period after mailing of the required notice).

        (j) No Material Adverse Changes. No event shall have occurred that has a Material Adverse Effect on the Business or Condition of the Company since the date of execution of the Agreement. For purposes of this condition, the following shall not be taken into account in determining whether there has been or could be an occurrence of an event that has a Material Adverse Effect on the Business or Condition of the Company: (i) any intellectual property lawsuit arising out of the facts and circumstances disclosed to Parent on Schedule 6.3(j) prior to the date hereof, (ii) any decrease in the Company's cash balances since the date hereof or (iii) the delay or cancellation of orders for the Company's products from customers or distributors (or other resellers) directly attributable to the announcement of the Merger. The parties agree and acknowledge that the mere filing of an intellectual property lawsuit, in and of itself, shall not be deemed to be an event that has a Material Adverse Effect on the Business or Condition of the Company.

        (k) Stockholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of section 280G of the Code shall have been approved by such number of stockholders of the Company as is required by the terms of section 280G(b)(5)(B) and shall be obtained in a manner that satisfies all



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

applicable requirements of such section 280G(b)(5)(B) and the Proposed Income Tax Regulations thereunder, including Q-7 of section 1.280G-1 of the Proposed Income Tax Regulations; provided, however, that such stockholder approval requirement shall not apply to such amounts of Non-Competition Consideration as is determined by PriceWaterhouseCoopers LLP in a valuation report to be issued to Parent and the Company prior to the Closing to be reasonable compensation for the Non-Competition Agreements not to compete referred to in Section 6.3(f).

                                    ARTICLE 7

             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                          AGREEMENTS; ESCROW PROVISIONS

        7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Parent, Merger Sub or the Company of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Except for (a) all of the representations and warranties of the Company related to Intellectual Property (which shall survive as set forth in the following sentence), (b) the covenant contained in Section 5.11 (which shall survive for the period set forth therein) and (c) Article 7 (which shall survive until termination of the escrow created thereby and the satisfaction of any other obligations described therein), all of the representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the eighteen (18) month anniversary of the Closing Date (the "General Expiration Date") The representations and warranties of the Company related to Intellectual Property shall survive the Merger and continue until the twenty-four (24) month anniversary of the Closing Date (the "IP Expiration Date") Claims by Parent based upon fraud shall survive and continue in full force and effect until expiration of the statutes of limitations applicable to the underlying claim.

        7.2 Escrow Provisions.

        (a) Establishment of the Escrow Fund. As soon as reasonably practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with the Escrow Agent (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective
Time), such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 1.6 hereof (excluding any shares of Parent Common Stock which such holder would be entitled to receive upon exercise of Company Options or Company Warrants after the Effective Time) Notwithstanding the references in this Agreement to the "escrow" and the Escrow Fund, the parties acknowledge and agree that the Escrow Agent is acting as a depositary and not as an escrow


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agent pursuant to this Article 7. During the term of this Agreement, the Escrow
Fund cash, if any, shall be invested and reinvested by the Escrow Agent, in a time deposit or demand deposit or cash escrow account with the Escrow Agent. Such investment shall earn interest at a rate tied to the average LIBOR, less 1.0% (i.e., 100 basis points) Such interest will be computed daily and credited to the account monthly. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement; provided, that the Escrow Agent shall notify Parent prior to the liquidation of any investment in order to pay fees or expenses due under this Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment liquidated prior to its maturity in accordance with this Agreement or for the failure of Parent to give the Escrow Agent instructions to invest or reinvest the Escrow Fund cash or any earnings thereon.

        (b) Recourse to the Escrow Fund. The (i) IP Escrow Amount shall be available to compensate Parent, Merger Sub and their respective officers, directors, employees, agents and representatives (including the Surviving Corporation; collectively, the "Parent Indemnitees") for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Parent or any other Parent Indemnitee as a result of any inaccuracy in or breach (or any claim by any third party alleging, constituting or involving an inaccuracy or breach) of any representation, warranty, covenant or agreement of the Company contained herein or in the Ancillary Agreements or in any instrument delivered pursuant to this Agreement related to Intellectual Property of the Company ("IP Losses") which becomes known to Parent during the Escrow Period and (ii) General Escrow Amount shall be available to compensate the Parent Indemnitees for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Parent or any other Parent Indemnitee as a result of any inaccuracy in or breach (or any claim by any third party alleging, constituting or involving an inaccuracy or breach) of any representation, warranty, covenant or agreement of the Company contained herein or in the Ancillary Agreements or in any instrument delivered pursuant to this Agreement which becomes known to Parent during the Escrow Period including Losses resulting from Transaction Fees in excess of $3,500,000 as described in the last sentence of Section 5.5 of this Agreement; provided, however, that, except in the case of claims for Losses resulting from a breach, violation or inaccuracy in or omission from any of the representations and warranties of the Company set forth in Section 2.3 or the related Sections of the Company Disclosure Schedule, the Parent Indemnitees may not make any claims against the Escrow Fund unless the aggregate Losses (including IP Losses) incurred or sustained exceed one hundred thousand dollars ($100,000) (the "Deductible") The dollar threshold of the Deductible set forth in the immediately preceding proviso shall not apply to Losses (i) resulting from any breach, violation or inaccuracy in or omission from any of the representations and warranties of the Company set forth in Section 2.3 or the related Sections of the Company Disclosure Schedule, which shall be recoverable without respect to any threshold amount or (ii) as set forth in Section 5.5 hereof. Parent, Merger Sub and the Company each acknowledge that such Losses (including IP Losses), if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration to be paid to the stockholders of the Company. The stockholders of the Company shall not have any contractual liability under this Agreement of any sort whatsoever in excess of the Escrow Fund (and the Escrow Fund shall be the sole contractual remedy of the Parent Indemnitees), except in the event of fraud or willful misconduct (i.e., an intentional breach of a representation, warranty, covenant or agreement, but excluding a negligent or reckless breach) by the Company of any of its representations, warranties, agreements or covenants contained in this Agreement, the Ancillary Agreements or in any other instrument or document required to be delivered pursuant to this Agreement in connection herewith. In the event of such a fraudulent breach, Parent and Merger Sub shall have all remedies available at law or in equity (including for tort) with respect to such breach; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall any stockholder of the Company have any liability in excess of the Merger consideration received by such stockholder in connection with the Merger or the proceeds, if any, received by such stockholder in connection with the disposition of such Merger consideration. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in
Section 9.1 hereof, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed as set forth in Section 9.1 hereof, provided, however, that such changes shall only be binding when actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable. It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary,
(ii) the beneficiary's bank, or (iii) an order it executes using any such identifying number, even where its use may result in a Person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

        (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the General Expiration Date (with respect to the General Escrow Amount) or the IP Expiration Date (with respect to the IP Escrow Amount) (the period of time from the Effective Time through and including the General Expiration Date or the IP Expiration Date, as the case may be, is referred to herein as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed as set forth in this
Section 7.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent and the subsequent arbitration of the matter in the manner as provided in
Section 7.2(g), to satisfy any unsatisfied claims under this Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such unsatisfied claims, if any, have been resolved, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy such unsatisfied claims. Deliveries of shares of Parent Common Stock remaining in the Escrow Fund to the stockholders of the Company pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund. Each stockholder of the Company who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Price. Parent shall use its



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commercially reasonable efforts to have such shares and cash delivered within five (5) Business Days after such resolution. Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the IRS. All interest or other income earned under this Agreement shall be allocated and paid as provided herein and reported by the recipient to the IRS as having been so allocated and paid.

        (d) Protection of Escrow Fund.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (ii) Any shares of Parent Common Stock or securities issued or distributed by Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Parent Common Stock on the record date set for any such dividend.

               (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

        (e) Claims Upon Escrow Fund.

               (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (a) stating that Parent or another Parent Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach (or any claim by any third party alleging, constituting or involving an inaccuracy or breach) of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any of the Ancillary Agreements or in any instrument or agreement delivered pursuant to this Agreement, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related and the relevant section number of this Agreement, the Escrow Agent shall, subject to the provisions of Section 7.2(f), deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Parent is that Parent reasonably anticipates that it will pay or accrue a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid or accrued.


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

               (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
Section 7.2(e)(i), the shares of Parent Common Stock shall be valued at the Closing Price.

        (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(e) unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(e), provided that no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

        (g) Resolution of Conflicts; Arbitration.

               (i) In case the Stockholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation within forty-five (45) days after the Escrow Agent's receipt of the Stockholder Agent's written objection to the claim pursuant to Section 7.2(f), either Parent or the Stockholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three arbitrators, one selected by Parent and one selected by the Stockholder Agent, and the two arbitrators selected by Parent and the Stockholder Agent shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f), the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half of the disputed amount of any Losses plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Stockholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

        (h) Stockholder Agent of the Stockholders; Power of Attorney.

               (i) In the event that the Merger is approved by the stockholders of the Company, effective upon such vote, and without further act of any stockholder, William Randolph Hearst III shall be appointed as agent and attorney-in-fact (the "Stockholder Agent") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law or the California Code, as applicable), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted stockholder agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent pursuant to Section
9.1 hereof shall constitute notice to or from each of the stockholders of the Company.

               (ii) The Stockholder Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholder Agent may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholder Agent based on such advice, the Stockholder Agent shall not be liable to anyone. The Stockholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Agent.

               (iii) The Stockholder Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholder Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially).

        (i) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

        (j) Third-Party Claims. In the event Parent becomes aware of a third-party claim (a "Third Party Claim") which Parent reasonably expects may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Agent of such claim, and the Stockholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Stockholder Agent's consent (which consent shall not be unreasonably withheld or delayed), Parent may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement. In the event that the Stockholder Agent has consented to any such settlement, the Stockholder Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement.

        (k) Indemnification for Stockholder Agent. The stockholders of the Company shall, severally and not jointly, on a pro rata basis based on their proportionate ownership interests in the Company, indemnify, defend and hold the Stockholder Agent harmless from and against any loss, damage, tax, liability and expense that may be incurred by the Stockholder Agent arising out of or in connection with the acceptance or administration of the Stockholder Agent's duties, except as caused by the Stockholder Agent's gross negligence or willful misconduct, including the legal costs and expenses of defending such Stockholder Agent against any claim or liability in connection with the performance of the Stockholder Agent's duties. The Stockholder Agent shall be entitled, but not limited, to such indemnification from the Escrow Fund prior to any distribution thereof to the stockholders of the Company, but after any distributions therefrom to Parent.

        (l) Escrow Agent's Duties.

               (i) Limitation on Duties of Escrow Agent. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Agent, and


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

may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) Compliance with Orders. The Escrow Agent is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other Person to the contrary. In case the Escrow Agent obeys or complies with any such Order, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

               (iii) Limitations on Liability of Escrow Agent. The Escrow Agent shall not be liable in any respect on account of (a) the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or (b) the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (iv) Good Faith of Escrow Agent. In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (a) any act or failure to act made or omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him, her or it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (v) Non-responsibility of Escrow Agent. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for any damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the


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

interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vi) Indemnification of Escrow Agent. Parent and its successors and assigns agrees to indemnify and hold the Escrow Agent harmless against any and all Losses incurred by the Escrow Agent in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

               (vii) Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows: the parties shall use their reasonable best efforts to mutually agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor Escrow Agent authorized to do business in the State of California. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

               (viii) Successor of Escrow Agent. Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business shall be the successor hereunder to the Escrow Agent without the execution or filing of any paper or any further act; provided, however, such company must be eligible to serve as Escrow Agent hereunder.

        (m) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Parent agrees to pay these sums upon demand.

        (n) When used in this Section 7.2, the phrase "stockholders of the Company" means any holders of Company Common Stock at the Effective Time.


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                                    Article 8

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) by mutual agreement of the Company, Parent and Merger Sub;

        (b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on June 30, 2001, or such later date as may be agreed upon in writing by the parties (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

        (c) by Parent and Merger Sub if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent's or Merger Sub's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Merger;

        (d) by Parent if it and Merger Sub are not in material breach of their respective representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and
(i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the Closing Date;

        (e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and
(i) Parent is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Parent (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the Closing Date;

        (f) by Parent and Merger Sub, if the Merger shall not have been approved by the requisite votes or consents, as applicable, of the Company's stockholders in accordance with Delaware Law at any meeting (or any adjournment thereof) convened for the purpose of taking a


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

vote with respect to the Merger or, in any solicitation of stockholder written consents with respect to the Merger, within twenty (20) days after the record date established for determining the stockholders of the Company entitled to consent;

        (g) by Parent and Merger Sub, if any of the individuals listed on
Schedule 6.3(h) cease to be employed by the Company;

        (h) by Parent and Merger Sub, if, at any time, less than seventy-five percent (75%) of the Company's engineering and research and development employees of the Company employed as of February 2, 2001 (exclusive of those listed on Schedule 6.3(h)), shall cease to be employed by the Company at the Closing or if more than twenty-five percent (25%) of such employees shall have given any notice that they are not willing to be employed by Parent or a Subsidiary of Parent (as Parent shall designate) following the Merger;

        (i) by the Company, if the Closing Price is less than $5.1613, and the Parent does not notify the Company prior to the end of the second (2nd) market trading day prior to the date of the Company Shareholder Action that Parent has agreed to increase the value of the aggregate consideration to be offered to the Company's securityholders to at least eighty million dollars ($80,000,000) (based on the Closing Price) pursuant to Section 1.6(e) hereof; or

        (j) by Parent and Merger Sub, if the Company has not filed the Company Restated Certificate of Incorporation with the Secretary of State of the State of Delaware by the close of business at such office on March 27, 2001.

        8.2 Effect of Termination.

        (a) In the event of a valid termination of this Agreement as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders or Affiliates or Associates except as set forth in this Section 8.2; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 8.2, Article 9 (exclusive of Section 9.3), and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

        (b) If Parent shall terminate this Agreement pursuant to Section 8.1(d), then the Company shall reimburse Parent for Parent's reasonable out-of-pocket expenses incurred in connection with the preparation, execution and performance by Parent of this Agreement and the transactions contemplated hereby, including, but not limited to, all Third Party Expenses incurred by Parent.

        (c) If Parent shall terminate this Agreement (i) as a result of the Company's breach of Section 4.2 or (ii) because a Company Triggering Event shall have occurred, then the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to three million dollars ($3,000,000) Except as provided in Section 8.2(d), the fees provided for in this Section 8.2(c) are intended to be liquidated damages and, as such, the fees are the sole and exclusive remedy for any and all claims on any theory that might be asserted with respect to any of the matters discussed in this

Section 8.2(c), and no party hereto shall seek any additional damages or remedies at law or in equity as a result or consequence of any such matter. Acceptance by Parent of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

        (d) Notwithstanding anything to the contrary, payment of fees provided in Section 8.2(c) shall be in addition to payments made pursuant to Section 8.2(b) and shall not be in lieu of damages incurred in the event of a willful or intentional breach of this Agreement by either party.

        (e) If the Company shall terminate this Agreement pursuant to Section 8.1(e), then Parent shall reimburse the Company for the Company's reasonable legal and accounting fees, the out-of-pocket expenses due and payable to the Company's investment bankers, and any fees paid by the Company to Governmental or Regulatory Authorities incurred in connection with the preparation, execution and performance by the Company of this Agreement and the transactions contemplated hereby.

        8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the consent of the Stockholder Agent and the Escrow Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Stockholder Agent or the Escrow Agent, as applicable and provided, further, that an amendment made subsequent to adoption of the Agreement by the stockholders of the Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received upon conversion of the Company Capital Stock, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of the Company or Merger Sub.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



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                                    Article 9

                            MISCELLANEOUS PROVISIONS

        9.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

        If to Parent to:                  SONICblue Incorporated
                                          2841 Mission College Blvd.
                                          Santa Clara, CA 95054
                                          Telephone No.: (408) 980-5400
                                          Facsimile No.:  (408) 980-5429
                                          Attn:  President and Chief Executive
                                                 Officer

        with a copy (which shall not      Pillsbury Winthrop LLP
        constitute notice) to:            2550 Hanover Street
                                          Palo Alto CA 94304
                                          Telephone No.: (650) 233-4500
                                          Facsimile No.:  (650) 233-4545
                                          Attn:  Jorge A. del Calvo

        If to the Company to:             ReplayTV, Inc.
                                          1945 Charleston Road
                                          Mountain View, CA 94043
                                          Telephone No.: (650) 210-1010
                                          Facsimile No.:  (650) 623-7010
                                          Attn:  President and Chief Executive
                                                 Officer

        with a copy (which shall not      Venture Law Group
        constitute notice) to:            2800 Sand Hill Road
                                          Menlo Park, CA 94025
                                          Telephone No.: (650) 233-8307
                                          Facsimile No.:  (650) 233-8386
                                          Attn:  Mark A. Medearis

        If to the Stockholder Agent:      Kleiner Perkins Caufield & Byers
                                          2750 Sand Hill Road
                                          Menlo Park, CA 94025
                                          Telephone No.:  (650) 233-3394
                                          Facsimile No.:  (650) 233-0300
                                          Attn: William Randolph Hearst III


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

                                          Venture Law Group
        with a copy (which shall not      2800 Sand Hill Road
        constitute notice) to:            Menlo Park, CA 94025
                                          Telephone No.: (650) 233-8307
                                          Facsimile No.:  (650) 233-8386
                                          Attn:  Mark A. Medearis

        If to the Escrow Agent:           CHASE MANHATTAN BANK & TRUST COMPANY,
                                          NATIONAL ASSOCIATION
                                          101 California Street, Suite 2725
                                          San Francisco, CA 94111
                                          Telephone No.: (415) 954-9561
                                          Facsimile No.:  (415) 693-8850
                                          Attn:  Mitch Gardner

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this
Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1) Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

        9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

        9.4 Waiver Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or


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

more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

        9.5 Remedies. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        9.6 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.11 above or Article 7 above.

        9.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.9 Governing Law. This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California; provided, however, that the Merger shall be governed by Delaware Law.

        9.10 Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

        9.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not


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

be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

        9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein (including as set forth in Article 7), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                                   Article 10

                                   DEFINITIONS

        10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

        "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

        "Additional Common Consideration Number" shall equal the product obtained by multiplying (a) the Additional Share Number by (b) the quotient obtained by dividing (i) the Common Stock Consideration Number by (ii) the sum of (A) the Preferred Stock Consideration Number and (B) the Common Stock Consideration Number.

        "Additional Preferred Consideration Number" shall equal the product obtained by multiplying (a) the Additional Share Number by (b) the quotient obtained by dividing (i) the Preferred Stock Consideration Number by (ii) the sum of (A) the Preferred Stock Consideration Number and (B) the Common Stock Consideration Number.

        "Additional Share Number" shall have the meaning ascribed thereto in
Section 1.6(e).



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

        "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

        "Aggregate Cash Amount" shall have the meaning ascribed thereto in
Section 1.6(e).

        "Aggregate Liquidation Preference" means the sum of (a) the number of shares of Company Series A Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series A Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $0.1105; (b) the number of shares of Company Series B Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series B Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $0.31; (c) the number of shares of Company Series C Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series C Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $0.6323925; (d) the number of shares of Company Series D Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series D Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $0.775; (e) the number of shares of Company Series E Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series E Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $7.50; (f) the number of shares of Company Series F Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series F Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $11.00; (g) the number of shares of Company Series G Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series G Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $11.00; and (h) the number of shares of Company Series H Preferred Stock outstanding (which for this purpose shall be deemed to include any shares of Company Series H Preferred Stock, if any, subject to unexpired and unexercised Company Options and Company Warrants) as of the Effective Time multiplied by $9.90.



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

        "Aggregate Option Number" means the aggregate number of shares of Company Common Stock which are issuable upon exercise in full of all unvested and vested Company Options for Company Common Stock which remain outstanding and have not been (or are not) exercised, converted, exchanged or expired as of the Effective Time.

        "Aggregate Share Number" means the sum of the Preferred Stock Consideration Number, the Common Stock Consideration Number and the Additional Share Number.

        "Agreement" means this Agreement and Plan of Merger, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

        "Ancillary Agreements" has the meaning ascribed to it in Section 2.2.

        "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an executive officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

        "Audited Financial Statement Date" means December 31, 1999.

        "Audited Financial Statements" means the audited consolidated balance sheets of the Company as of each of the fiscal years ended December 31, 1997 through December 31, 1999, respectively, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended, in each case, including the notes thereto together with the notes thereto and the unqualified report of the Company's independent accountants with respect thereto.

        "Auditor" has the meaning ascribed thereto in Section 1.15.

        "Backup Registration Rights Agreement" has the meaning ascribed to it in
Section 5.1(c)



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

        "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

        "Business Combination" means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person is a party (other than a transaction involving such Person where the sole purpose of the transaction is to change the Person's state of incorporation), (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or upon the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, liquidation, dissolution or substantially similar transaction,
(d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale of Company Intellectual Property in the ordinary course of business consistent with past practice) or (e) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close.

        "Business or Condition of Parent" means the business, condition (financial or otherwise), results of operations, or Assets and Properties of Parent and its Subsidiaries, considered in the aggregate.

        "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, or Assets and Properties of the Company.

        "California Code" means the California Corporations Code and all amendments and additions thereto.

        "California Permit" has the meaning ascribed to it in Section 1.16.

        "Certificate of Merger" has the meaning ascribed to it in Section 1.2.

        "Certificates" has the meaning ascribed to it in Section 1.11(b).

        "Closing" means the closing of the transactions contemplated by Section 1.2.

        "Closing Date" has the meaning ascribed to it in Section 1.2.



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

        "Closing Price" means the average closing sales price of Parent Common Stock as traded on the NNM and reported by The Wall Street Journal, for the ten
(10) consecutive market trading days commencing on the twelfth (12th) market trading day prior to the date of the Company Stockholder Action and ending on (inclusive) the third (3rd) market trading day prior to the date of the Company Stockholder Action.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Common Stock Consideration Number" means seven million one hundred twenty-nine thousand four hundred thirty (7,129,430) shares of Parent Common Stock, subject to adjustment pursuant to Section 1.8.

        "Common Stock Exchange Ratio" means the quotient obtained by dividing
(a) the sum of (i) the Common Stock Consideration Number and (ii) the Additional Common Consideration Number by (b) the sum of (i) the Aggregate Option Number and (ii) the aggregate number of shares of Company Common Stock actually outstanding immediately prior to the Effective Time.

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

        "Company Common Stock" has the meaning ascribed to it in Section 2.3(a).

        "Company Disclosure Schedule" means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in
Article 2 or otherwise.

        "Company Financials" means the Audited Financial Statements and the Interim Financial Statements.

        "Company Indemnified Party" has the meaning ascribed to it in Section 5.11.

        "Company Intellectual Property" shall mean any Intellectual Property that (a) is owned by the Company; (b) is licensed to the Company; or (c) was developed or created by or for the Company.

        "Company Option(s)" means any Option to purchase Company Capital Stock, excluding the Company Preferred Stock and the Company Warrants.

        "Company Preferred Stock" has the meaning ascribed to it in Section 2.3(a).


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

        "Company Registered Intellectual Property" means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

        "Company Restated Certificate of Incorporation" has the meaning ascribed to it in Recital E hereto.

        "Company Restricted Stock" means shares of Company Capital Stock purchased pursuant to an exercise of a Company Stock Purchase Right which are subject to a repurchase option by the Company.

        "Company Series A Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series B Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series C Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series D Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series E Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series F Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series G Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Series H Preferred Stock" has the meaning ascribed to it in
Section 2.3(a).

        "Company Stock Plans" has the meaning ascribed to it in Section 1.6(d)(iii).

        "Company Stock Purchase Right" means a right to purchase Company Restricted Stock granted pursuant to the Company Stock Plans or otherwise.

        "Company Stockholder Action" has the meaning ascribed to it in Section 5.2.

        "Company Triggering Event" shall mean the occurrence of any of the following: (a) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent such Board's recommendation in favor of, the adoption and approval of the Agreement and the approval of the Merger; (b) the Company shall have failed to include in the Information Statement the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (c) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Competing Proposed Transaction with respect to the Company; or (d) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.



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

        "Company Warrants" means any and all warrants to purchase Company Capital Stock, including the warrants listed in Section 2.3 of the Company Disclosure Schedule.

        "Company's Ordinary Course of Business" means the Company's ordinary course of business consistent with past practice or consistent with the Company's current business plan.

        "Competing Proposed Transaction" has the meaning ascribed to it in
Section 4.2.

        "Confidentiality Agreement" has the meaning ascribed to it in Section
5.4.

        "Contract" means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or business arrangement (whether written or oral).

        "Controlled Group" has the meaning ascribed to it under the term "Plan" in this Section 10.1.

        "Costs" has the meaning ascribed to it under the term "Plan" in this
Section 5.11.

        "Deductible" has the meaning ascribed thereto in Section 7.2(b).

        "Delaware Law" means the Delaware General Corporation Law and all amendments and additions thereto.

        "Disclosure Schedules" means the Company Disclosure Schedule and the Parent Disclosure Schedule.

        "Dissenting Shares" has the meaning ascribed to it in Section 1.10(a).

        "DOL" means the United States Department of Labor.

        "Effective Time" has the meaning ascribed to it in Section 1.2.

        "Employment Agreement" has the meaning ascribed to it in
Section 2.14(a).

        "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

        "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation, formal or informal, related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

        "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water

Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

        "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

        "Equity Equivalents" means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Escrow Agent" means Chase Manhattan Bank & Trust Company, National Association.

        "Escrow Amount" means (a) the General Escrow Amount plus (b) the IP Escrow Amount.

        "Escrow Fund" has the meaning ascribed to it in Section 7.2(a).

        "Escrow Period" has the meaning ascribed to it in Section 7.2(c).

        "Estimated Third Party Expenses" has the meaning ascribed to it in
Section 2.26.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

        "Exchange Agent" means Boston Equiserve.

        "Exchange Ratios" means the Common Stock Exchange Ratio, the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio, the Series E Exchange Ratio, the Series F Exchange Ratio, the Series G Exchange Ratio and the Series H Exchange Ratio. All of the Exchange Ratios shall be rounded to six decimal places after zero.

        "Fairness Hearing" has the meaning ascribed to it in Section 1.16.

        "Financial Statement Date" means January 31, 2001.

        "FMLA" means the Family Medical Leave Act of 1993, as amended.

        "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

        "General Expiration Date" has the meaning ascribed to it in Section 7.1.



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

        "General Escrow Amount" means the sum of (a) the number of shares of Parent Common Stock obtained by multiplying (i) the aggregate number of shares of Parent Common Stock issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Section 1.6, including shares of Parent Common Stock issuable pursuant to Section 1.6(e) (which does not include any Parent Common Stock to be issued by Parent upon exercise of Company Options or Company Warrants after the Effective Time), by (ii) 0.10 plus (b) the aggregate amount of cash obtained by multiplying (i) the aggregate amount of cash issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Section 1.6(e) (which does not include any cash to be issued by Parent upon exercise of Company Options or Company Warrants after the Effective
Time) by (ii) 0.10.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASD.

        "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

        "HIPAA" means the Health Insurance Portability and Accounting Act of
1996.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Income Tax" means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

        "Income Tax Regulations" means Part T of Title 26 of the United States Code of Federal Regulations, promulgated under the Code.

        "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice of such Person or as currently contemplated to be conducted by such Person), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

        "Information Statement" has the meaning ascribed to it in Section 2.33.

        "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all databases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

        "Interim Financial Statements" means the unaudited balance sheet of the Company as of January 31, 2001, and the related unaudited statement of operations for the one (1) month period ended on such date.

        "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

        "IP Escrow Amount" means the sum of (a) the number of shares of Parent Common Stock obtained by multiplying (i) the aggregate number of shares of Parent Common Stock issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Section 1.6, including shares of Parent Common Stock issuable pursuant to Section 1.6(e) (which does not include any Parent Common Stock to be issued by Parent upon exercise of Company Options or Company Warrants after the Effective Time), by (ii) 0.10 plus (b) the aggregate amount of cash obtained by multiplying (i) the aggregate amount of cash issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Section 1.6(e) (which does not include any cash to be issued by Parent upon exercise of Company Options or Company Warrants after the Effective
Time) by (ii) 0.10.

        "IP Expiration Date" has the meaning ascribed to it in Section 7.1.

        "IP Losses" has the meaning ascribed to it in Section 7.2(b).

        "IRS" means the United States Internal Revenue Service or any successor entity.



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

        "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "Lease Documents" has the meaning ascribed to it in Section 2.15(d).

        "Leased Real Property(ies)" has the meaning ascribed to it in Section 2.15(a).

        "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

        "LIBOR" means the London Interbank Offered Rate.

        "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        "Loss(es)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

        "Made-in-America Requirements" has the meaning ascribed to it in Section 2.17(h).

        "Major Stockholders" means the Company stockholders set forth on
Schedule 2.31(d) of the Company Disclosure Schedule.

        "Material Adverse Effect" shall mean, with respect to any Person, any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such Person and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise prevent such entity and its subsidiaries from performing their obligations under this Agreement.



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

        "Material Contracts" has the meaning ascribed to it in Section 2.18(a).

        "Merger" has the meaning ascribed to it in Recital A to this Agreement.

        "Merger Sub" has the meaning ascribed to it in the forepart to this Agreement.

        "NASD" means the National Association of Securities Dealers, Inc.

        "New Shares" has the meaning ascribed to it in Section 7.2(d)(ii).

        "NNM" means the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq National Market.

        "Non-Competition Agreement" has the meaning ascribed to it in Recital D to this Agreement.

        "Non-Competition Consideration" has the meaning ascribed to it in
Section 5.5.

        "Non-Prevailing Party" has the meaning ascribed to it in Section 7.2(g)(iii).

        "Non-U.S. Plan" has the meaning ascribed to it in Section 2.14(i).

        "Officer's Certificate" has the meaning ascribed to it in Section 7.2(e)(i).

        "Operating Plan" has the meaning ascribed to it in Section 2.30(b).

        "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

        "Parent" has the meaning ascribed to it in the forepart of this Agreement.

        "Parent 10-Q" has the meaning ascribed to it in Section 3.4(a).



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

        "Parent Balance Sheet" has the meaning ascribed to it in Section 3.5.

        "Parent Closing Date Shares" has the meaning ascribed to it in Section 1.11(a).

        "Parent Common Stock" has the meaning ascribed to it in Recital C to this Agreement.

        "Parent Disclosure Schedule" has the meaning ascribed to it in the forepart of Article 3.

        "Parent Indemnitees" has the meaning ascribed to it in Section 7.2(b).

        "Parent Preferred" has the meaning ascribed to it in Section 3.2.

        "Parent SEC Documents" has the meaning ascribed to it in Section 3.4(a).

        "Parent Series A Preferred" has the meaning ascribed to it in Section
3.2.

        "PBGC" means the United States Pension Benefit Guaranty Corporation established under ERISA.

        "Permit" means any license, permit, franchise or authorization.

        "Permit Application" has the meaning ascribed to it in Section 2.33.

        "Per Share Cash Consideration" shall equal the quotient obtained by dividing the Aggregate Cash Amount by the Aggregate Share Number.

        "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Plan" means each employee benefit or compensation plan, agreement, policy, program or arrangement covering present or former employees, officers and directors of, and advisors and consultants to, the Company, including but not limited to "employee benefit plans" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), stock purchase, stock option or any other stock-based award, profit sharing, fringe benefit, post-retirement health, health, life, vision and/or dental insurance coverage (including any self-insured arrangement), disability benefit, supplemental unemployment benefit, vacation benefit, change in control, retention, severance, termination pay, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the "Plans"), whether written or oral and whether sponsored, maintained or contributed to by (i) the Company or (ii) any other organization that is a member of a controlled group of organizations (within the meaning of section 414(b), (c), (m) or (o) of the Code) of which the Company is a member (the "Controlled Group").

        "Preferred Stock Consideration Number" means eight million three hundred seventy thousand five hundred seventy (8,370,570) shares of Parent Common Stock, subject to adjustment pursuant to Section 1.8.

        "PTO" means the United States Patent and Trademark Office.

        "Registered Intellectual Property" shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, including those in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

        "Relevant Group" has the meaning ascribed to it in Section 2.11(a).

        "Representatives" has the meaning ascribed to it in Section 2.34.

        "Restricted Stock Purchase Agreement" means a Restricted Stock Purchase Agreement in the form attached to the Company Stock Plans pursuant to which the Company has sold Company Restricted Stock or issued Company Stock Purchase Rights or as may otherwise been entered into by the Company prior to the date of this Agreement.

        "SEC" means the Securities and Exchange Commission or any successor entity.

        "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to section 13(a) of the Exchange Act.

        "Second Credit Agreement" means the Amended and Restated Credit Agreement which amends the Credit Agreement dated February 2, 2001 by and between Parent and the Company to be entered into concurrently with this Agreement by and between the Company and Parent.

        "Securities Act" has the meaning ascribed to it in Section 1.16.

        "Series A Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $0.1105.

        "Series B Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $0.31.

        "Series C Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $0.6323925.


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

        "Series D Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $0.775.

        "Series E Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $7.50.

        "Series F Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $11.00.

        "Series G Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $11.00.

        "Series H Exchange Ratio" means the product of (a) the quotient obtained by dividing (i) the sum of (A) the Preferred Stock Consideration Number and (B) the Additional Preferred Consideration Number by (ii) the Aggregate Liquidation Preference multiplied by (b) $9.90.

        "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

        "Stockholder Agent" has the meaning ascribed to it in Section 7.2(h)(i).

        "Stockholder Certificate" has the meaning ascribed to it in Section 5.1(c).

        "Stock Option Agreement" has the meaning ascribed to it in Recital B to this Agreement.

        "Subsidiary" means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least twenty percent (20%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

        "Support Agreement" has the meaning ascribed to it in Recital D to this Agreement.

        "Surviving Corporation" has the meaning ascribed to it in Section 1.1.

        "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including section 203 of the Delaware Law.

        "Tax" or "Taxes" means Income Taxes, Other Taxes or both, as the context requires.

        "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

        "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

        "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

        "Third Party Claim" has the meaning ascribed to it in Section 7.2(j).

        "Third Party Expenses" has the meaning ascribed to it in Section 5.5.

        "Transaction Fee Consideration Number" shall mean the quotient obtained by dividing (a) the result of (i) the Transaction Fees less (ii) three million five hundred thousand dollars ($3,500,000) by (b) the Closing Price.

        "Transaction Fees" shall have the meaning ascribed to it in Section 5.5.

        "Warranty Obligations" has the meaning ascribed to it in Section 2.28.

        10.2 Construction.

        (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms "party" or "parties" refer to Parent and/or Merger Sub, on the one hand, and the Company, on the other, and the terms "third party" or "third parties" refers to Persons other than Parent, Merger Sub or the Company.

        (b) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, "due inquiry" with respect to any matter means inquiry of and consultations with
(A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than twenty percent (20%) of the equity interests, by vote or value, of such Person.

                            [SIGNATURE PAGE FOLLOWS]


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

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company, and with respect to Article 7 and Article 9 only, the Stockholder Agent and the Escrow Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

REPLAYTV, INC.                          SONICBLUE INCORPORATED



By /s/ ANTHONY WOOD                     By /s/ ANDREW WOLFE
  --------------------------------         ----------------------------------

Name   Anthony Wood                     Name   Andrew Wolfe
     -----------------------------          ---------------------------------

Title  CEO                              Title  VP and CTO
      ----------------------------           --------------------------------


REWIND ACQUISITION CORP.                STOCKHOLDER AGENT



By /s/ ANDREW WOLFE                     By /s/ WILLIAM RANDOLPH HEARST III
  --------------------------------         ----------------------------------

Name   Andrew Wolfe                     Name   William Randolph Hearst III
     -----------------------------          ---------------------------------

Title  VP                               Title
      ----------------------------           --------------------------------


CHASE MANHATTAN BANK & TRUST
COMPANY, NATIONAL ASSOCIATION, as
escrow agent



By /s/ MITCH GARDNER
  --------------------------------
Name   Mitch Gardner
    ------------------------------
Title  Assistant Vice President
     -----------------------------


                                       95